July 31,2000

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                     FORM 10

                                 Amendment No.1



                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 MEDgenesis Inc.
      ---------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                     Minnesota                           41-1971978
      ---------------------------------------------------------------------
         (State or other jurisdiction of             (I.R.S. Employer
          incorporation or organization)          Identification Number)

                             5182 W. 76th Street
                             Edina, Minnesota, 55439
      ---------------------------------------------------------------------
                    (Address of principal executive offices)
                                   (Zip code)

Registrant's telephone number, including area code:  (952) 979-3600
                                                    ----------------



Securities to be registered pursuant to Section 12(b) of the Act:

                                                 Name of each exchange on which
    Title of Each Class to be Registered         each class is to be registered
   ----------------------------------------      -------------------------------
   Common stock, par value $.01 per share        NASDAQ National Market System

                  INFORMATION INCLUDED IN INFORMATION STATEMENT
                          AND INCORPORATED BY REFERENCE


ITEM 1:   BUSINESS.

          See attached information statement under heading "Business".

ITEM 2:   FINANCIAL INFORMATION.

          See attached information statement under headings "Financial Information".

ITEM 3:   PROPERTIES.

          See attached information statement under heading "Properties".

ITEM 4:   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

          See attached information statement under heading "Security Ownership of Certain Beneficial Owners and Management".

ITEM 5:   DIRECTORS AND EXECUTIVE OFFICERS.

          See attached information statement under heading "Directors and Executive Officers".

ITEM 6:   EXECUTIVE COMPENSATION.

          See attached information statement under heading "Executive Compensation".

ITEM 7:   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

          See attached information statement under heading "Certain Relationships and Related Transactions".

ITEM 8:   LEGAL PROCEEDINGS.

          See attached information statement under heading "Legal Proceedings".

ITEM 9: MARKET PRICE OF AND DIVIDENDS ON REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

          See attached information statement under heading "Market Price of and Dividends on Registrant's Common Equity and Related Stockholder Matters".

ITEM 10:  RECENT SALES OF UNREGISTERED SECURITIES.

          See attached information statement under heading "Recent Sales of Unregistered Securities".

ITEM 11:  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

          See attached information statement under heading "Description of Registrant's Securities to be Registered".

ITEM 12:  LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          See attached information statement under heading "Liability and Indemnification of Officers and Directors".

ITEM 13:  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

          See attached information statement under heading "Financial Statements and Supplementary Data".

ITEM 14: CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

          None.

ITEM 15:  FINANCIAL STATEMENTS AND EXHIBITS.

          See attached information statement under heading "Financial Statements and Exhibits".

CHRONIMED INC.


_________, 2000


To the Stockholders of Chronimed Inc.:


     The Board of Directors of Chronimed Inc. has authorized a distribution to the Chronimed stockholders of all of the outstanding shares of MEDgenesis Inc., a wholly owned subsidiary of Chronimed. The distribution will be made on or about ________, 2000, to persons holding shares of Chronimed Inc. which were of record at the close of business on June 16, 2000.

     The distribution of the MEDgenesis Inc. common stock will be made on the basis of one share of MEDgenesis Inc. common stock for each three shares of Chronimed common stock outstanding on the record date. No fractional shares of MEDgenesis will be issued. Persons holding Chronimed shares with rights to a half or greater fractional MEDgenesis share will receive one share for such fractional rights. Persons holding Chronimed shares with rights to less than a half MEDgenesis share will receive only their whole number share entitlement.


     MEDgenesis Inc. focuses on blood and urine medical diagnostic products and related accessories that it either developed and manufactures, owns outright, or controls through exclusive license or distribution agreements. Following the distribution, the stock of MEDgenesis Inc. will be traded on the NASDAQ National Market System under the symbol "MDGN".

     The distribution of the MEDgenesis Inc. stock to the stockholders of Chronimed is intended to allow Chronimed and MEDgenesis to better focus on growing their respective businesses in today's highly competitive and volatile markets. The distribution will separate the businesses of Chronimed and MEDgenesis in a manner that reflects their different missions and different financial, investment and operating characteristics so that each can pursue business strategies and objectives appropriate to its specific business. We expect the separation of the businesses to result in greater focus of our management teams on the core strengths that make each business successful and to allow for more effective incentives for key employees of each group. The separation also will permit our investors, customers, lenders and other constituencies to evaluate the respective businesses of Chronimed Inc. and MEDgenesis Inc. on a stand-alone basis.


     The attached Information Statement is provided to you solely for informational purposes. It contains important information about the distribution, as well as MEDgenesis financial and other business information. No action is being requested of you. If you hold shares of Chronimed common stock which were issued and outstanding on the record date you will receive shares of MEDgenesis Inc. stock in the distribution.


Sincerely,


                                            /s/ Henry F. Blissenbach
                                            ------------------------
                                            Henry F. Blissenbach
                                            Chief Executive Officer
                                            and Chairman of the Board


Chronimed Inc.                              www.chronimed.com
10900 Red Circle Drive
Minnetonka, MN 55343

                              Information Statement
                                  Common Stock
                           (par value $.01 per share)



MEDGENESIS INC.                                                   ________, 2000


         MEDgenesis Inc., a wholly owned subsidiary of Chronimed Inc., is furnishing this information statement in connection with its spin-off from Chronimed. Chronimed will make the spin-off through a distribution to its stockholders of one share of MEDgenesis common stock for three shares of Chronimed common stock issued and outstanding on the record date for the distribution. The Board of Directors of Chronimed fixed the close of business on June 16, 2000 as the record date for the spin-off. MEDgenesis is mailing this information statement to holders of Chronimed common stock on or about ________, 2000.

         MEDgenesis focuses on blood and urine medical diagnostic products and related accessories that it either developed and manufactures, owns outright, or controls through exclusive license or distribution agreements. The spin-off will result in all of the outstanding shares of MEDgenesis common stock being distributed to holders of Chronimed common stock on a pro rata basis. Chronimed stockholders will not pay any consideration for shares of MEDgenesis common stock. The distribution of the MEDgenesis stock to the Chronimed stockholders is scheduled to be made on or about ________, 2000.

         Currently, there is no public market for the MEDgenesis common stock, although we expect that a "when-distributed" trading market will develop before the distribution date. We have applied to list the MEDgenesis common stock, and we believe that the MEDgenesis common stock will be approved for listing, on NASDAQ National Market System.


                              ---------------------

         NO VOTE OF STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THE SPIN-OFF. NO PROXIES ARE BEING SOLICITED. PLEASE DO NOT SEND US A PROXY.

                              ---------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------------

         THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.


         Chronimed stockholders with questions related to the spin-off should contact Investor Relations, Chronimed Inc., 10900 Red Circle Drive, Minnetonka, MN 55343-9126, Telephone: (952) 979-3600; or the MEDgenesis common stock transfer agent, Wells Fargo Shareholder Services, at 1-800-468-9176. Wells Fargo Shareholder Services also is acting as distribution agent for the spin-off.

                                TABLE OF CONTENTS


Risk Factors................................................................. 1
    Governmental Reimbursement............................................... 1
    Regulatory Agencies...................................................... 1
    Suppliers................................................................ 1
    Third Parties............................................................ 1
    Customers................................................................ 2
    Risk of Obsolescence..................................................... 2
    Product Development...................................................... 2
    Patents and Intellectual Property........................................ 2
    Chronimed Will Provide No Future Financial Support....................... 3
    Litigation and Insurance................................................. 3
    Lack of Operating History................................................ 3
    Dependence on Key Personnel.............................................. 3
    Certain Federal Income Tax Consequences.................................. 3
    Hazardous Waste Generation............................................... 5

Item 1:  Business............................................................ 6
    General.................................................................. 6
          History............................................................ 6
          Discontinued Product Lines......................................... 7
          Marketing Strategy................................................. 8
          Market Trends and Outlook.......................................... 8
          Products............................................................9
          Production.........................................................10
          Inventory..........................................................10
    Blood Glucose Monitoring.................................................11
          Product Line Overview..............................................11
          Blood Glucose Monitoring Market....................................11
          MEDgenesis' History in Blood Glucose Monitoring....................12
          MEDgenesis' Blood Glucose Monitoring Products......................12
                Blood Glucose Meters and Strips..............................13
                Supreme II(R) Blood Glucose Monitoring System................13
                Select GT(R) Blood Glucose Monitoring System.................13
                Assure(R) Blood Glucose Monitoring System....................14
                Lancets and Lancing Devices..................................14
                Haemolance(R) Lancets........................................15
                TechLite(TM) Lancets.........................................15
                SelectLite(TM) Lancing Device................................15
                Infusion Sets................................................15
                PureLine(TM) Infusion Sets...................................16
          Marketing Strategy:  Blood Glucose Monitoring......................16
          Growth Strategy:  Blood Glucose Monitoring.........................16
          Competitors:  Blood Glucose Monitoring.............................16
                Lifescan, Inc................................................16
                Roche Boehringer Mannheim Diagnostics........................16
                Bayer Diagnostics............................................17




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




            MediSense........................................................17
      Urinalysis Products....................................................17
      Product Line Overview..................................................17
      Urinalysis Market......................................................19
      MEDgenesis' History in Urinalysis......................................19
      DiaScreen(R) Reagent Strips for Urinalysis.............................19
      Marketing Strategy:  Urinalysis........................................20
      Growth Strategy:  Urinalysis...........................................20
      Competitors:  Urinalysis...............................................20

              Bayer Diagnostics..............................................20
              Roche Diagnostics..............................................20
              Quidel Corporation.............................................20
              Others.........................................................20
     Insurance...............................................................20
     Employees...............................................................21
     Patents.................................................................21
     Compliance with Environmental Laws .....................................21

Item 2:  Financial Information...............................................22
     Summary Historical Financial Data.......................................22
     Quantitative and Qualitative Disclosures About Market Risk..............23

Item 3:  Properties..........................................................23


Item 4:  Security Ownership of Beneficial Owners and Management..............24

Item 5:  Directors and Executive Officers....................................26
     Board of Directors of MEDgenesis........................................26
     MEDgenesis Board Committees.............................................26

            Audit Committee..................................................26
            Compensation Committee...........................................27
     Director Compensation...................................................27
            Board Fees.......................................................27
            Stock Options....................................................27
            Other............................................................27
     Executive Officers of MEDgenesis........................................28


Item 6:  Executive Compensation..............................................28
     Executive Compensation..................................................28
     Stock Option Plan.......................................................30
     Stock Purchase Plan.....................................................30
     Restricted Stock Compensation Plan......................................30
     401(k) Retirement Savings Plan..........................................31
     Employment Agreements and Change in Control Arrangements................31

Item 7:  Certain Relationships and Related Transactions......................32
     Common Directors........................................................32
     Agreements..............................................................32
            Distribution and Spin-off Agreement..............................32
            Transition Services Agreement....................................34



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




            Purchase and Pricing Agreement...................................34
            Sub-License Agreement............................................34
            Officer Loan.....................................................34
            Certain Business Relationships...................................34

Item 8:  Legal Proceedings...................................................35

Item 9:  Market Price of and Dividends on Registrant's Common Equity.........36
         and Related Stockholder Matters.....................................36

Item 10: Recent Sales of Unregistered Securities.............................36

Item 11: Description of Registant's Securities to be Registered..............36
     General.................................................................36
     MEDgenesis Common Stock.................................................36
            Voting Rights....................................................36
            Dividend Rights..................................................37
            Liquidation Rights and Other Provisions..........................37
            Preemptive Rights................................................37
     MEDgenesis Preferred Stock..............................................37
     Board of Directors......................................................37
     Shareholder Rights Plan.................................................38
     Control Share Acquisitions..............................................40
     Business Combinations...................................................40

Item 12: Liability and Indemnification of Officers and Directors.............40

Item 13: Financial Statements and Supplementary Data.........................42
     Selected Historical Financial Data .....................................42
     Pro Forma Financial Information ........................................43
     Future Administrative and Public Company Costs .........................43
     Future Interest Expense and Income .....................................43
     Management's Discussion and Analysis of Financial Condition
     and Results of Operations ..............................................44

Item 14: Changes in and Disagreements with Accountants
     on Accounting and Financial Disclosure..................................48

Item 15: Financial Statements and Exhibits...................................48
     Index to Historical Financial Statements................................49

     Report of Independent Auditors.........................................F-1
     Balance Sheets.........................................................F-2
     Statements of Income...................................................F-3
     Statements of Cash Flow................................................F-4
     Notes to Financial Statements..........................................F-5
     Schedule II............................................................S-1

Exhibits Index...............................................................50

Signature ...................................................................51





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





                                  RISK FACTORS


         In addition to the other information contained in this information statement, recipients of MEDgenesis common stock should carefully consider that the following important factors, among others, could affect the Company's future financial performance. The Company urges readers to understand the following risks:


GOVERNMENTAL REIMBURSEMENT

         Currently, many of MEDgenesis' direct (and indirect) customers receive some form of compensation from various governmental payors. Any adverse actions of these governmental payors, including reduction of Medicare and Medicaid reimbursement for products or services provided, or discontinuance or limitations on governmentally-funded programs, may significantly impact the ability of the Company's customers to continue purchasing its products.

         In addition, MEDgenesis currently generates approximately 5% of its sales from foreign countries and management expects this percentage to increase. As a result, changes in current foreign trade practices or regulations may cause MEDgenesis' growth to be different than currently planned and may impact overall financial performance. The changes may include, but are not limited to: monetary and fiscal policies; laws and regulations; changes in social and economic conditions; trade restrictions or prohibitions; inflation and monetary fluctuations; import and other charges or taxes; the ability or inability of the Company to obtain or hedge against foreign exchange rates; unstable governments and legal systems; and intergovernmental disputes.

REGULATORY AGENCIES

         The commercialization of the Company's products (current and future) requires approvals from the Food and Drug Administration ("FDA") and comparable regulatory agencies in most foreign countries. To obtain such approvals, the safety of the products must be demonstrated. There can be no assurance that any of the products will be shown safe or that regulatory approval of any product will be obtained, if at all, in a timely manner or maintained once procured.


SUPPLIERS

         MEDgenesis relies on several suppliers to produce and deliver key raw materials and components. There can be no assurance the Company will be able to maintain its on-going arrangements with these manufacturers, or of its ability to find suitable replacements. In addition, there is no guarantee of the current manufacturers' ability to satisfy MEDgenesis' volume requirements, pricing criteria or quality standards. In particular, the Company procures the membrane necessary to produce MEDgenesis' Supreme II(R) and Select GT(R) blood glucose dry reagent test strips from a sole source manufacturer. This supplier is the only FDA approved laboratory for this product and any interruption of service from the supplier would have a material impact on the operating results of MEDgenesis.

THIRD PARTIES

         Part of the Company's ongoing growth strategy includes entering into various agreements with licensors, manufacturers, contract research organizations or other parties for the development of proprietary and licensed products. As a result, a significant portion of MEDgenesis' success is dependent on the success of these outside parties. No assurance can be given that the Company will be successful in negotiating acceptable arrangements with third parties in the future, or that current licensing relationships will be continued.

CUSTOMERS


         MEDgenesis enjoys what it believes to be excellent relations with all of its customers. However, given the competitive nature of the industry in which the Company operates, there can be no guarantee that MEDgenesis will be able to keep all of its existing customers nor that it will be able obtain new customers. Currently, the Company has two customers, McKesson and Gulf South Medical, that individually provide in excess of 10% of MEDgenesis' gross revenue. The loss of either of these customers would have a significant impact on the financial results of the company.



RISK OF OBSOLESCENCE

         The healthcare diagnostic products industry is experiencing significant technological change. MEDgenesis expects that technological advancement will continue to develop in this area, particularly as it relates to blood glucose testing for people with diabetes. Consequently, MEDgenesis' future success will depend in large part on its ability to maintain a competitive position. Rapid technological development may result in the Company's products or processes becoming obsolete before MEDgenesis is able to market, or recover any portion of the research, development and commercialization costs associated with, new products.


PRODUCT DEVELOPMENT

         Product development and approval within the regulatory framework discussed above takes a number of years and involves the expenditure of substantial resources. Many of MEDgenesis' competitors have substantially greater resources than MEDgenesis, including access to capital, research and development staffs, sales and marketing experience, new product introduction expertise and facilities. Product development involves a high degree of risk. Difficulties or delays in the development or marketing of the Company's products including, but not limited to, failure to deliver new products and technologies when anticipated or the ability to develop new technology free of competitors' existing patents, may significantly impact the financial results of the Company and the ability of the Company to continue as a going concern.


PATENTS AND INTELLECTUAL PROPERTY

         Due to the time and expense associated with bringing new products through development and regulatory approval to the marketplace, the healthcare industry has traditionally placed considerable importance on obtaining or maintaining patent, trade and service mark, or trade secret protection for significant products. Proprietary rights relating to the Company's products will be protected from unauthorized use by third parties only to the extent they are covered by enforceable patents or other rights registrations. If the Company's intellectual property rights, including but not limited to patents, trade secrets, trademarks, service marks, and rights granted in licensing agreements are inadequately protected, or subject to claims that they violate or infringe another person's intellectual property rights, the Company may be unable to prevent others from using MEDgenesis' intellectual property.

The Company is currently party to patent infringement litigation involving one of its products. See Section 8: Legal Proceedings. The Company can give no assurance regarding a positive outcome to that lawsuit. Future claims by others that the Company has violated their intellectual property rights could prevent the sale of Company products and require MEDgenesis to pay damages. Third parties may claim that the Company's products infringe upon their intellectual property rights. Defending against third-party infringement claims could be costly and divert important management resources. Furthermore, if these claims are successful, the Company may have to pay substantial royalties or damages, remove the infringing products from the marketplace or expend substantial amounts in order to modify the products so that they no longer infringe on third party's rights.

CHRONIMED WILL PROVIDE NO FUTURE FINANCIAL SUPPORT TO MEDGENESIS


         Although management believes it will be able to fund planned expenditures and meet general obligations following the spin-off, there can be no assurance that sufficient funds will be generated or available to MEDgenesis. Further, there are no guarantees that MEDgenesis will be able to secure sufficient debt or equity financing to fund its growth strategy. While the Company has investigated various sources of capital should this need arise, there can be no assurance the additional capital will be available or if available, on terms acceptable to the Company. The inability to secure additional financing on acceptable terms may significantly impact MEDgenesis' ability to grow or compete in their markets. MEDgenesis has secured a $5 million bank line of credit, which management believes to be sufficient to meet its current financing needs. See Exhibits: US Bank Credit Agreement.

         Chronimed Inc. has no obligation to provide any financial support to MEDgenesis after the spin-off. As a result, the Company must maintain its own credit facilities. As a smaller company engaged in the competitive healthcare diagnostics arena, the cost of capital may be greater than that experienced by Chronimed.



LITIGATION AND INSURANCE

         In addition to the patent and intellectual property risks discussed above, developing, manufacturing and selling medical products entails an inherent risk of product liability. In recent years, participants in the healthcare industry have become subject to an increasing number of lawsuits involving product liability or related legal theories, many of which involve large claims. MEDgenesis may from time to time be subject to such suits as a result of the nature of its business.


         The costs and other impacts of defending or pursuing legal claims may become excessive. While MEDgenesis has obtained various insurance coverages, there can be no assurance that claims in excess of the coverage will not occur. See Item 1: Insurance.

LACK OF OPERATING HISTORY

         The Company has been a business unit of Chronimed Inc. since Chronimed's formation in 1985. As a result, MEDgenesis has always shared common general and administrative expenses and efficiencies with Chronimed Inc. Therefore, the actual amount and rate of growth in the Company's general and administrative expenses could differ materially from the amounts allocated to MEDgenesis and presented in the enclosed financial statements.


DEPENDENCE ON KEY PERSONNEL

         MEDgenesis' success will be largely dependent on the efforts of Maurice
R. Taylor, Chief Executive Officer of the Company and other executive officers including Chief Operating Officer John Murray and Chief Financial Officer Richard Thon. The Company's success will also depend on its ability to retain existing employees and to compete successfully for additional qualified personnel. MEDgenesis has not obtained a key-man insurance policy for Mr. Taylor. Chronimed has assigned to and MEDgenesis has assumed Mr. Taylor's employment contract with Chronimed. See Item 6: Executive Compensation.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of the possible, material United States federal income tax consequences relating to the spin-off. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, and interpretations of the Code and Treasury regulations by the courts and the Internal Revenue Service ("IRS"), all as they exist as of the date of this document.

         THE FOLLOWING SUMMARY DOES NOT DISCUSS ALL TAX CONSIDERATIONS THAT MAY BE RELEVANT TO CHRONIMED STOCKHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, NOR DOES IT ADDRESS THE CONSEQUENCES TO CHRONIMED STOCKHOLDERS SUBJECT TO SPECIAL TAX TREATMENT UNDER THE UNITED STATES FEDERAL INCOME TAX LAWS, SUCH AS TAX-EXEMPT ENTITIES, NON-RESIDENT ALIEN INDIVIDUALS, FOREIGN ENTITIES, FOREIGN TRUSTS AND ESTATES AND BENEFICIARIES THEREOF, PERSONS WHO ACQUIRE CHRONIMED STOCK PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INSURANCE COMPANIES AND DEALERS IN SECURITIES. THIS SUMMARY ALSO DOES NOT ADDRESS THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO CHRONIMED STOCKHOLDERS WHO DO NOT HOLD THEIR CHRONIMED COMMON STOCK AS A CAPITAL ASSET. THIS SUMMARY DOES NOT ADDRESS ANY STATE, LOCAL OR FOREIGN TAX CONSEQUENCES. WE URGE YOU TO CONSULT YOUR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE SPIN-OFF.

         The spin-off is intended to be a tax-free distribution pursuant to Sections 355 and 368(a) of the Code to the holders of Chronimed common stock who receive shares of MEDgenesis common stock. Chronimed will not be seeking a ruling from the IRS to determine whether the IRS will treat the spin-off as tax-free. However, Chronimed has received a written tax opinion from the accounting firm of Ernst & Young LLP (E&Y) to the effect that, for United States federal income tax purposes, the spin-off should qualify under Sections 355 and 368(a) of the Code as a distribution that is generally tax-free to Chronimed and its stockholders. Although E&Y has determined that the spin-off should qualify as tax-free, their opinion relies on factual representations Chronimed made to them which if incorrect or untrue in any material respect, or if Chronimed or MEDgenesis do not comply with any undertakings they made to E&Y, could render the transaction taxable. Neither Chronimed nor MEDgenesis are aware of any facts or circumstances that would cause any such representations to be incorrect or untrue in any material respect.

         If Chronimed completes the spin-off and, notwithstanding the tax opinion, the spin-off is held to be taxable for United States federal income tax purposes, both Chronimed and its stockholders that receive MEDgenesis common stock could be subject to a material amount of taxes as a result of the spin-off. The amount of taxes to which Chronimed would be subject will be based on the difference between MEDgenesis' aggregate market value immediately following the spin-off and Chronimed's tax basis in MEDgenesis' common stock at the time of the spin-off (which Chronimed estimates will be approximately $12 million). MEDgenesis will be liable to Chronimed for 40% of any such corporate taxes incurred by Chronimed following the spin-off. For a description of Chronimed's and MEDgenesis' obligations in connection with obtaining the tax opinion and potential tax liabilities if the spin-off is held to be taxable by the IRS, see Exhibit 2.1, Distribution and Spin-off Agreement.

         The tax opinion received from E&Y provides that for United States federal income tax purposes:

         o No gain or loss should be recognized by, and no amount should be included in the income of, the Chronimed stockholders upon their receipt of shares of MEDgenesis common stock in the spin-off.

         o The aggregate basis of MEDgenesis common stock and the Chronimed common stock in the hands of each Chronimed stockholder after the spin-off should equal the aggregate basis of the Chronimed common stock held by such Chronimed stockholder immediately before the spin-off, allocated between MEDgenesis common stock and the Chronimed common stock in proportion to their respective fair market values on the date of the spin-off.

         o The holding period of MEDgenesis common stock received from Chronimed by each Chronimed stockholder in the spin-off should include the holding period of the Chronimed common stock held by such Chronimed stockholder immediately before the spin-off, provided that such Chronimed stockholder held the Chronimed common stock as a capital asset on the date of the spin-off.

         The tax opinion by E&Y does not address tax basis issues affecting holders of Chronimed common stock who have blocks of Chronimed common stock with different per share tax bases. Those holders are urged to consult their tax advisor regarding the possible tax basis consequences to them of the spin-off.

         United States Treasury regulations require that each Chronimed stockholder receiving shares of MEDgenesis common stock in the spin-off attach to the holder's United States federal income tax return, for the year in which such stock is received, a detailed statement of data demonstrating the applicability of Section 355 of the Code to the spin-off. Within a reasonable time after the spin-off, Chronimed will provide Chronimed stockholders who receive MEDgenesis common stock in the spin-off with the information necessary to comply with this requirement, and will provide information regarding the allocation of tax basis described above.

         Chronimed and MEDgenesis urge their shareholders to consult their tax advisors as to the particular tax consequences of the spin-off, including the application of state, local and foreign tax laws and any changes in federal tax laws that occur after the date of this document.

         If there is a change of control transaction involving either Chronimed or MEDgenesis within two years following the spin-off, and the organizations are unable to rebut presumption that the change of control was contemplated at the time of the spin-off, the spin-off may be deemed a taxable event. With respect to tax liability, the party that triggers the change of control event will be responsible for 100% of the corporate tax liability.


HAZARDOUS WASTE GENERATION


         As a part of its manufacturing processes, MEDgenesis generates small quantities of materials classified as hazardous wastes. Pursuant to Minnesota Rules Chapter 7045, the Company is allowed to dispose of its hazardous wastes without a formal permit from the Minnesota Pollution Control Agency. The Company is defined, under Section 7045.0206, as a "very small quantity generator" because it produces less than 100 kilograms of hazardous waste per week. As a very small quantity generator the Company is allowed, under Sections 7045.0280 and 7045.0320, to accumulate, transport and deposit hazardous wastes with a licensed collection facility. The Company transports and deposits its hazardous wastes at a licensed facility operated by Hennepin County, Minnesota. Management believes its waste management programs are effective, adequate, and in compliance with Minnesota Rules Chapter 7045, as well as all other applicable State, Federal, and local laws. However, a hazardous waste release could create environmental liabilities which would have an adverse impact on the Company's operations and financial condition.

                                ITEM 1: BUSINESS

GENERAL


         MEDgenesis is a developer, manufacturer and distributor of diagnostic products and related medical devices used outside the human body ("IN VITRO") to monitor chronic conditions such as diabetes and to screen for acute conditions utilizing blood and urine diagnostics. The primary focus of the Company's technology is proprietary dry reagent chemistry that enables rapid point of care ("POC") testing of blood and urine. POC tests take place next to the patient, and can occur at the patient's bedside at home, in a hospital or long term care facility, in a doctor's office, or in an ambulance or emergency room. Typically POC testing utilizes whole blood (like MEDgenesis' proprietary blood glucose meters and reagent trips), urine (like the Company's numerous proprietary DiaScreen(R) reagent test strips), saliva or other body fluids.


         Healthcare professionals and individuals use MEDgenesis' products to routinely screen for or monitor various acute and chronic conditions. The Company's products provide rapid feedback, thereby enabling individuals and professionals to make immediate refinements to the treatment of the condition.

         MEDgenesis' vertical integration of research and development, manufacturing, and distribution provide an element of autonomy not usually found in similar size companies. Management believes the proprietary nature of the Company's products allows them to define and protect unique niches in the healthcare market. MEDgenesis also distributes ancillary products related to its core technology. For example, in the blood glucose market, the company also sells safety lancets and lancing devices to obtain capillary blood samples, and infusion sets used with pumps to continuously administer precisely measured micro-doses of insulin. In the urine diagnostic market, MEDgenesis is also developing a urine test analyzer.


HISTORY


         Chronimed Inc. ("Chronimed") was incorporated under the laws of the State of Minnesota on March 12, 1985, as Diabetes Center, Inc. From 1985 to 1990, Diabetes Center, Inc. focused on the needs of patients with diabetes. In 1991, the company's name was changed to Chronimed Inc., reflecting the company's expansion into services directed to persons with other chronic conditions. On March 23, 1992 Chronimed Inc. became a publicly traded company on the Nasdaq National Market System (Nasdaq: CHMD).

         Despite Chronimed's expansion of services related to other chronic conditions, diabetes continued as the core focus of its diagnostics business. Almost from inception, Chronimed's Diagnostic Products business unit had developed exclusive distribution arrangements with various manufacturers to provide diabetes products including blood glucose test strips, meters, and lancing devices. In fiscal year 1994, Chronimed acquired the rights to begin producing its first proprietary blood glucose test strips and launched its Supreme(R) Blood Glucose System, targeted to long term care facilities. Since that time, Chronimed has continued to add to its portfolio of proprietary products. Some of the Company's key milestones were:


         o August, 1995: Chronimed acquired the stock of British American Medical ("BAM"), a California-basedo medical products distributor. At the time of acquisition, 1995 annualized revenues for BAM were $1.5 million against total revenue for Diagnostic Products (excluding BAM) of $25 million. British American Medical's business and assets were merged into Diagnostic Products and on August 18, 1997, BAM was formally dissolved.

         o April, 1997: Chronimed announced the first shipments of the Supreme II(R) Blood Glucose System. This system represented the second generation of Chronimed's highly successful Supreme(R) Blood Glucose System. The Supreme II(R) is faster, lighter in weight, and has enhanced memory capabilities.

         o March, 1998: Chronimed announced the first shipments of its second proprietary blood glucose system, the Select GT(R). This value-priced system is sold through several retail distribution channels, including medical products and mail-order distributors, as well as drug wholesalers, retailers, and private labelers. Its target market is the retail consumer.

         o March, 1998: Chronimed acquired DiaScreen Corporation, a Minneapolis-based developer and manufacturer of blood and urine IN VITRO diagnostic products used by healthcare professionals in acute and long-term care facilities and in-home testing markets worldwide. This acquisition included a state-of-the-art manufacturing and laboratory facility that enhanced Chronimed's capabilities to develop, produce and distribute non-diabetes related diagnostic products.

         o June, 1998: Chronimed received final 510(k) clearance by the Food & Drug Administration ("FDA") to market its proprietary, urine chemistry test strips. These urine chemistry test strips are used primarily in acute care facilities and physicians' offices to rapidly screen for acute conditions.

         o August, 1998: Chronimed received 510(k) clearance by the FDA to market the Assure(TM) Blood Glucose Monitoring System which uses electrochemical biosensor technology.

         o March, 1999: Chronimed announced that it had commenced an action seeking a declaratory judgment against Bayer Corporation in Minneapolis federal court. Chronimed asserts in the action that its FDA approved DiaScreen(R) urine test strip is free from certain Bayer patent claims.

         o November, 1999: Chronimed announced that it received a sole source contract from Beverly Enterprises, Inc. (NYSE: BEV), the nation's largest nursing home operator, for the distribution of blood glucose test strips, meters and related supplies. Beverly purchases its products through a Chronimed customer and distributor, Gulf South Medical Supply.o

         o March, 2000: Chronimed announced the Diagnostic products business would be spun-off as an independent, publicly traded company whose stock would be distributed to Chronimed shareholders as a tax-free dividend.

         During this period, Chronimed's Diagnostic Products business has seen revenue from the sales of its proprietary products grow from $5.0 million in fiscal year 1995 to $20.9 million in fiscal year 1999. While there can be no assurances this level of growth will continue, the total business has nonetheless experienced a 21% compounded annual growth rate. See Exhibits:
Financial Statements.

         MEDgenesis was incorporated under the laws of the State of Minnesota on May 3, 2000, as a wholly owned subsidiary of Chronimed. As a subsidiary, MEDgenesis became a separate operating entity on July 1, 2000, and at that point was no longer a mere business division of Chronimed. Effective with the distribution of MEDgenesis stock to Chronimed shareholders, MEDgenesis will exist as a fully independent company, having formally acquired and assumed substantially all of the assets and liabilities of Chronimed's Diagnostic Products business.


DISCONTINUED PRODUCT LINES


         One of the products for which Chronimed had an exclusive license was the Quick Check brand of diabetes test strips. Quick Check was a generic dry reagent test strip for use with the Lifescan One Touch(R) monitor, the most widely used blood glucose monitor. In 1993, Lifescan, Inc., a subsidiary of Johnson & Johnson, sued the manufacturer and supplier of Quick Check, Diagnostic Solutions, Inc. ("DSI") and Can Am Corp. The lawsuit alleged patent violations and claimed that use of the Quick Check strips with Lifescan's monitor was unsafe. Lifescan sought damages and an injunction prohibiting the sale of Quick Check strips. Chronimed was not a named party to that lawsuit. DSI, Can Am, and Lifescan settled the lawsuit in 1994.

         In January 1995, DSI placed a hold on its production while improvements were made to the manufacturing process. Shipments did not resume until August 1995.

         In December 1996, at the FDA's request, a production hold was placed on the Quick Check strip. Over the ensuing few months, DSI attempted to resolve its production issues with FDA. By April 1997, this effort was abandoned and Chronimed and DSI engaged in discussions regarding Chronimed's possible acquisition of the manufacturing rights to the product. In August 1997, the parties determined that this was not viable. Neither Chronimed nor MEDgenesis has had any business dealings with DSI since fiscal 1997, and MEDgenesis does not anticipate dealing with DSI in the future.

Sales of the Quick Check dry reagent strip were approximately $5.9 million in fiscal 1995, $13.8 in fiscal 1996, $8.3 million in fiscal 1997, or 42%, 48% and 29% of MEDgenesis total revenue for these respective years. See Exhibits:
Financial Statements.


MARKETING STRATEGY

         Sales emphasis historically has been placed in the long-term care field. The addition of the DiaScreen(R) urine reagent strips has opened the opportunity for penetration into the medical community, primarily through doctors' offices. The addition of biosensor technology to the company's line of blood glucose strips has provided the opportunity to develop a stronger presence with the end user. Durable medical suppliers, medical surgical distributors and major drug distributors are the Company's primary distribution channels. The Company's largest distributors are McKesson, Gulf South Medical Supply, and Bergen Brunswig Drug.


         MEDgenesis has 35 direct sales people calling on its various customers. The sales force is organized on classical lines into four regions each having a regional sales manager. There is a vice president of sales and a national sales manager as well as a major accounts manager. The major classes of trade upon which the force calls are: Long Term Care, Medical-Surgical Distributors, Drug Wholesalers and Durable Medical Equipment outlets. The company's ability to service nursing homes through in-service programs has been a significant contributor to its strong market share in the LTC market. However, the sales force also has adequate time to expand its coverage into the Medical field as it develops its urine diagnostic business. The DME business is similar in scope and coverage to the LTC market. To the extent that the sales force becomes overextended through expanded trade coverage there is a risk of diluted effort. This has not been the case to date.


         The Company offers firm pricing discounts or rebate programs, based on sales volumes, to approximately 50 of its over 1,760 US customers. These 50 customers are provided price sheets which identify firm offer dates, sales volume thresholds and the associated discounts or rebates. The price sheets generally remain effective for one year periods, at which time they expire and may be re-offered or terminated. Some price sheets allow for automatic annual renewal but also provide for Company adjustment of terms. None of the price sheets contain binding commitments obligating customers to any minimum purchase requirements. Pricing sheets are offered to both distributors and long term care facilities.

         Of the approximately 50 customers receiving discount or rebate pricing offers, only three individually accounted for more than approximately 5% of total product sales during the nine months ended March 31, 2000. McKesson-Redline, Gulf South Medical Supply, and Bergen Brunswig Drug Company accounted for approximately 25%, 13%, and 5%, respectively, of total product sales. A single, generic pricing agreement, customized as to sales volumes and discounts, is used for all three of these customers. See Exhibits: Purchase and Price Agreement, Customers. No other single customer accounted for more than 3% of total revenue.


         In the last two years, MEDgenesis has expanded its coverage into the international area. At this point the company is working on appointing exclusive distributors in most markets. To date, MEDgenesis' products are sold in 37 countries. The company is in a small investment/breakeven posture in developing these markets. Prices tend to be much lower for the company's products and the strong dollar has exacerbated this problem. MEDgenesis' strategy is to expand its current relationships into partnerships with selected companies in the major marketing areas of the world. Discussions relative to these arrangements are ongoing.



MARKET TRENDS AND OUTLOOK

         Statistical information regarding diabetes is widely available through a variety of sources. Unless otherwise stated, the market and disease-related statistics cited below were obtained from the official websites of the American Diabetes Association and the Juvenile Diabetes Foundation International.

         Diabetes is a chronic disease that has no cure. Worldwide, it is estimated that there are between 100 and 120 million people with diabetes and the World Health Organization (WHO) estimates that number will increase to 300 million by 2025.

         There are 15.7 million people, or 5.9% of the population, in the United States who have diabetes. While an estimated 10.3 million have been diagnosed,
5.4 million people are not aware that they have the disease. A new case of diabetes is diagnosed every 40 seconds. Each day approximately 2,200 people are diagnosed and about 798,000 people will be diagnosed this year. Diabetes is the seventh leading cause of death (sixth-leading cause of death by disease) in the United States. Based on death certificate data, diabetes contributed to 198,140 deaths in 1996. The life expectancy of persons with diabetes, on average, is 15 years less than persons without diabetes.


         Diabetes is the leading cause of new cases of blindness in people ages 20 to 74. From 12,000 to 24,000 people lose their sight because of diabetes each year in the United States. Diabetes is also the leading cause of end stage renal disease, accounting for about 40% of new cases. In 1995, approximately 27,900 people in the US initiated treatment for end stage renal disease (kidney failure) because of diabetes.

         Approximately 60% to 70% of people with diabetes have mild to severe forms of diabetic nerve damage, which, in severe forms, can lead to lower limb amputations. In fact, diabetes is the most frequent cause of non-traumatic lower limb amputations. The risk of a leg amputation is 15 to 40 times greater for a person with diabetes. Each year more than 56,000 amputations are performed in this country among people with diabetes.

         Persons with diabetes are also about 2 to 4 times more likely to have heart disease, which is present in 75% of diabetes-related deaths (more than 77,000 US deaths due to heart disease annually). Diabetes sufferers are 2 to 4 times more likely to experience a stroke.

         Diabetes is one of the most costly health problems in America. Health care and other costs directly related to diabetes treatment, as well as the cost of lost productivity, run to $98 billion annually. This includes $44 billion in direct medical and treatment costs and $54 billion for indirect costs attributed to disability and mortality. In 1997, the US per capita costs of health care for people with diabetes amounted to $10,071, while health care costs for people without diabetes amounted to $2,699. One of every four Medicare dollars goes to pay for health care of people with diabetes.

         The IN VITRO diagnostic point-of-care market is growing rapidly. Statistics published by AMERICAN HEALTH CONSULTANTS (The BBI Newsletter, p.29, February, 2000; Diagnostics Update, v.2 No. 11, November 1999) and CLINICA REPORTS (853 April 12, 1999, p.28) estimated the 1998 global market for blood glucose testing to be between $2.3 billion and $3.0 billion, growing at a rate of between 11% and 18% per year. In the industrialized nations of the world this growth is being fueled by aging populations and the shift of healthcare delivery from the acute care setting to alternate care sites. Emerging nations are also contributing to the growth as they improve the quality of healthcare they provide to their populations. For example, blood glucose monitoring continues its double-digit growth because the worldwide incidence of diabetes is increasing steadily, as is the number of persons regularly testing their glucose levels.

         It has been MEDgenesis' observation that the institutional market, including physicians' offices and Long Term Care (LTC) facilities, has experienced an average selling price erosion during the past few years attributable to the number of physicians and LTC facilities joining buying groups, chains, or hospital consortiums. The Company has also observed average selling price declines in the retail market, which appears to be attributable to an increase in the number of healthcare consumer dollars covered by managed healthcare plans, who demand and receive lower per unit prices from suppliers.

PRODUCTS

         Proprietary diagnostic products represent a vital component of MEDgenesis' operations. In order to better control the costs and selling prices of its products and to improve its gross margins on product sales, the Company continues to emphasize the licensing and development of proprietary products suitable for distribution through its specialized marketing and distribution system. MEDgenesis' proprietary products consist of dry reagent diagnostic tests that it either owns outright, controls through exclusive license or distribution agreements, or has developed and manufactures itself. Designed for either institutional (long-term care facilities, hospitals, and clinical settings) or consumer (in-home healthcare) use, these products are sold to a variety of customers, including distributors, institutions, independent agents, HMOs, durable medical equipment suppliers, and secondary retail chain outlets.




         Dry reagents tests are single use tests designed to measure chemical characteristics in fluids, primarily blood and urine. In the healthcare setting, these dry reagent tests are routinely used to screen for or monitor various acute and chronic conditions. Dry reagent tests provide rapid feedback, thereby enabling individuals and professionals to make immediate refinements to the treatment of the identified condition.

         When a liquid, such as blood, urine, saliva or other body fluid, comes in contact with a dry reagent test strip, the reagent induces a chemical reaction in the fluid. The chemical reaction produces either a color change on the test strip or an enzymatic electrical charge. The test results can be interpreted with an electronic device or by comparing the color change to a visual chart. The intensity of the test results dictates whether the patient's test is considered normal or abnormal, which would require further testing or treatment.



PRODUCTION


         The process of manufacturing dry reagent test strips involves impregnating paper, fabric or other carrier media with a liquid chemical reagent and then drying it in a tightly controlled environment. This process makes the test reagents more stable and converts them into a dry reagent state. The dry reagent chemicals are further processed to create an end user product. This step can include such functions as cutting, stripping, laminating or shaping the dry reagent media onto, or into, another carrier medium in final use form(like a plastic strip that can be read in a blood glucose meter). Final assembly, labeling and packaging (including color charts) completes the process.

         The manufacturing process involves many points of quality control, including raw materials acceptance, intermediate work-in-process, and finished goods assembly and release. The manufacturing process, use of materials and personnel must operate in compliance with comprehensive FDA regulations, and other governmental programs and requirements. MEDgenesis dedicates significant resources to the maintenance of and compliance to these regulatory requirements.

         A large percentage of the equipment involved in the manufacturing process is proprietary and is designed specifically for MEDgenesis' processes and products. Loss of key equipment or facilities would require significant lead times to replicate and revalidate the current manufacturing processes.

         MEDgenesis' production facilities have received FDA designation as approved manufacturing sites. The facilities must adhere to FDA dictated standards. Failure to maintain these standards or loss or FDA facility approval would have a substantial impact on the Company's production capabilities. The Company believes its facilities management and quality practices will assure ongoing FDA site approval.



INVENTORY


         Inventories consist of raw materials, work in process and goods held for resale. These items are carried at the lower of cost or market determined under the average cost method.


         One of MEDgenesis' most critical inventory items is an impregnable membrane which is custom designed and manufactured to MEDgenesis' specific need. In order to minimize the overall costs of this membrane, MEDgenesis usually purchases enough membrane to support six months or more of production. As a result, the dollar value of inventory on hand can vary greatly from period to period. In addition, the Company generally maintains a safety stock of unfinished, but fully processed, dry reagent test strips to protect against spikes in production demands or interruptions in the manufacture or delivery of the membrane. If this safety stock was damaged for any reason, MEDgenesis' production flow could be impacted, and the financial results of the company would be affected. See Risk Factors: Suppliers.

         Several of the Company's products, including chemicals required to manufacture the dry reagent test strips, and the finished tests themselves, have expiration dates or shelf-lives that limit the period of time for which the item can be sold or used. Currently, management does not feel there is any significant amount of products or materials in their inventory that will become obsolete in the near future.


         Finally, as a by-product of MEDgenesis' production process, small amounts of hazardous waste are created. MEDgenesis participates in a disposal process established under and in accordance with Minnesota Pollution Control Agency administrative rules and is classified under those rules as a very small quantity generator. Management feels the programs in place to manage the safe and lawful disposal of this waste are effective and sufficient. See Risk
Factors: Hazardous Waste Generation.


BLOOD GLUCOSE MONITORING


PRODUCT LINE OVERVIEW

         Diabetes is a chronic disease in which the body's metabolism of glucose is ineffective due to inadequate or complete lack of insulin production by the pancreas. Many complications can arise from the damage that diabetes inflicts upon the body's vascular and neural systems, including reduced vision or blindness, stroke, heart disease, kidney failure, impotence and loss of circulation in the limbs, possibly leading to amputation.

         The National Institutes of Health announced in 1993 the results of a major multi-year research study. The Diabetes Control and Complications Trial study demonstrated that more frequent monitoring and control of blood glucose levels, more frequent insulin injections, and a regimen of diet and exercise could reduce by as much as 60% the complications of diabetes, such as blindness, loss of nerve sensation and amputation.

         Monitoring is completed using a lancing device, a blood glucose dry reagent test strip and a blood glucose meter. The monitoring process begins when a person with diabetes uses a lancing device, such as the Company's Haemolance(R), TechLite(TM), or SelectLite(TM), to prick a finger, toe, earlobe or other body part to extract a droplet of blood. The droplet is placed on a dry reagent blood glucose test strip, which causes a reaction between the chemicals in the test strip and the glucose in the blood. This chemical reaction is then measured by either comparing the color change on the test strip to a visual chart or by an electronic meter such as the Company's Supreme II(R), Select GT(R), or Assure(R) Blood Glucose Monitoring Systems. Most people treating diabetes in the United States use a meter to monitor their blood glucose levels.

         Most of MEDgenesis' diabetes products are covered by distribution arrangements which generally require minimum annual purchases or payments to maintain the exclusive distribution rights. In addition, these rights generally restrict the distribution territories the Company can service. Exclusive distribution territories for each of the Company's current agreements include North America and other markets and are for terms ranging from two years to the life of the applicable patents.


BLOOD GLUCOSE MONITORING MARKET


         According to recent statistics, as published on its official website, the American Diabetes Association ("ADA") estimates that roughly 16 million Americans have diabetes. The ADA further estimates the market for diabetes screening tests in the United States is $300 million per year, and growing at a rate of 12-18% per year. The National Institutes of Health estimates the annual direct and indirect costs of diabetes to represent 10% to 13% of total US healthcare costs. This estimate includes costs due to complications from the disease as well as monitoring and treatment costs.

         The United States is not alone. The International Diabetes Foundation estimates that up to 150 million people worldwide are affected by diabetes, and according to a recent study by CLINICA (853 April 12, 1999, p.28), annual worldwide expenditures for blood glucose testing and monitoring exceed $2.6 billion. The World Health Organization forecasts that the number of people suffering from diabetes will grow by 13% per year until 2005, and then by as much as 20% per year through 2025.


         Approximately 80-90% of persons diagnosed with diabetes are Type II and the remainder are Type I. With Type I diabetes, the pancreas produces little or no insulin and Type I diabetics require daily insulin injections for survival. Type I diabetics have the greatest need for products supplied by the Company. The Company believes that a person with Type I diabetes spends an average of about $1,000 a year on required supplies. Type II patients often do not require insulin but do use some of the same diabetes testing products and, like Type I patients, require ongoing education, self-care and clinical monitoring to maintain glucose control. Both Type I and Type II diabetics need appropriate products to monitor their glucose levels on a daily basis. MEDgenesis serves diabetics with blood glucose control systems and supplies through a number of distribution channels.


MEDGENESIS' HISTORY IN BLOOD GLUCOSE MONITORING

         Chronimed Inc. ("Chronimed") was incorporated under the laws of the State of Minnesota on March 12, 1985, as Diabetes Center, Inc. From 1985 to 1990, Diabetes Center focused on the needs of patients with diabetes.

         From its inception, Chronimed's Diagnostic Products division developed exclusive distribution arrangements with various manufacturers to sell blood glucose test strips, meters, and lancing devices. In fiscal year 1994, Chronimed acquired the rights to begin producing its first proprietary blood glucose test strips. Since that time, Chronimed has continued to add to its portfolio of proprietary products. Some of the Company's key milestones have been:

         o August, 1995: Chronimed acquired the stock of British American Medical ("BAM"), a California-based medical products distributor. At the time of acquisition, 1995 annualized revenues for BAM was $1.5 million against total revenue for Diagnostic Products (excluding BAM) of $25 million. British American Medical's business and assets were merged into Diagnostic Products and on August 18, 1997, BAM was formally dissolved.

         o April, 1997: Chronimed announced the first shipments of the Supreme II(R) Blood Glucose System. This system represented the second generation of Chronimed's highly successful Supreme(R) Blood Glucose System. The Supreme II(R) is faster, lighter in weight, and has enhanced memory capabilities.

         o March, 1998: Chronimed announced the first shipments of its second proprietary blood glucose system, the Select GT(R). This value-priced system is sold through several retail distribution channels, including medical products and mail-order distributors, as well as drug wholesalers, retailers, and private-labelers.

         o August, 1998: Chronimed received 510(k) clearance by the FDA to market the Assure(TM) Blood Glucose Monitoring System which uses electrochemical biosensor technology.

         o November, 1999: Chronimed announced that it received a sole source contract from Beverly Enterprises, Inc. (NYSE: BEV), the nation's largest nursing home operator, for the distribution of blood glucose test strips, meters and related supplies. Beverly purchases its products through a Chronimed customer and distributor, Gulf South Medical Supply.


MEDGENESIS' BLOOD GLUCOSE MONITORING PRODUCTS


         MEDgenesis develops, manufactures and distributes a broad range of diabetes products, such as blood glucose monitors, test strips, infusion sets, lancing devices, infusion devices and accessories. The arrangements pursuant to which these products are distributed generally require minimum annual purchases or payments to maintain exclusive distribution rights within specified territories. Exclusive distribution territories for each of the Company's current agreements include North American and other markets and are for terms ranging from two years to the life of the applicable patents.

         The Company's products are designed for either institutional (long-term care facilities, hospitals, and clinical settings) or consumer (in-home healthcare) use. These products are sold to a variety of customers, including distributors, institutions, independent agents, HMOs, durable medical equipment suppliers, and secondary retail chain outlets.

         MEDgenesis' goal is to produce easy-to-use diabetes products that provide fast and accurate glucose test results. The Company is currently exploring new proprietary diagnostic products and new generations of current products. Such products, if they are determined to be economically feasible, will be distributed to new and existing markets.



Blood Glucose Meters and Strips

SUPREME II(R) BLOOD GLUCOSE MONITORING SYSTEM

         The Supreme II(R) is a small hand held device used to monitor blood glucose levels of individuals with diabetes. It is the second generation of MEDgenesis' first proprietary blood glucose meter, the Supreme(R) Blood Glucose System. Introduced in April, 1997, the Supreme II(R) is faster, lighter in weight, has enhanced memory capabilities, and a wider test and hematocrit range.


         The Supreme II(R) utilizes photometric technology. This means that glucose in the patient's blood, applied to the test strip either inside or outside of the meter, creates a reaction to and color change in the chemicals in the test strip. This color change is then read by the meter's photo optic sensors. The more intense the color change, the higher the blood glucose concentration. As an added benefit of this color change, test strips can be read visually to confirm the meter results. Supreme II(R) stores up to 100 test results in memory, has a test range of 30 to 600 mg/dL, is easy to use, and requires minimal cleaning of the strip platform and optics. Finally, the Supreme II(R) can be programmed to display results in mg/dL or mmol/L and can report results in plasma/serum or whole blood values.


         The Company believes that the Supreme II(R) blood glucose monitor is well-suited for use in healthcare facilities, particularly long-term care facilities, where the same monitor is used to test the blood glucose levels of more than one patient. By sublicense with Chronimed, the Company has the exclusive rights to manufacture and market the Supreme II(R) test strips in defined territories and its production met all of its sales requirements in fiscal 1999. The Supreme II(R) meter is purchased from a third party manufacturer and the current manufacturing agreement terminates in September, 2000. However, the Company believes it will be able to purchase inventory prior to that time sufficient to meet remaining product market life demand.

SELECT GT(R) BLOOD GLUCOSE MONITORING SYSTEM


         Introduced in March, 1998, the Select GT(R) Blood Glucose Testing System represents MEDgenesis' second proprietary blood glucose system. The Select GT(R) is a small hand held system that, except for minor cosmetic changes and accessories designed specifically for in-home use, is identical to the Supreme II(R).

         As with the Supreme II(R), the Select GT(R) utilizes photometric technology. The Select GT(R) also stores up to 100 test results in memory, has a test range of 30 to 600 mg/dL, is easy to use, and requires minimal cleaning of the strip platform and optics. Like the Supreme II(R), the Select GT(R) can be programmed to display results in mg/dL or mmol/L and can calculate report results in plasma/serum or whole blood values.

         Management believes the Select GT(R) blood glucose monitor is well-suited for its consumer sector target market. The value-priced Select GT(R) is sold through several retail distribution channels, including medical products and mail-order distributors, as well as wholesalers, retailers, and other private-labelers. The company continues to update its technology to provide state of the art products to its customers and end users. Plans are being developed to update this product with the new Quick Tech product mentioned below.

         In the interim, licensing arrangements covering the Supreme technology also apply to the Select product. Both are sublicensed through Chronimed under "evergreen" contract renewal terms. The Select meter is purchased from a third party manufacturer and the current manufacturing agreement terminates in September, 2000. However, the Company believes it will be able to purchase inventory prior to that time sufficient to meet remaining product market life demand.

ASSURE(TM) BLOOD GLUCOSE MONITORING SYSTEM


         The Assure(TM) Blood Glucose Monitoring System was introduced in August, 1998. This new diabetes testing product is the third member in MEDgenesis' family of proprietary blood glucose systems.

         The Assure(TM) Blood Glucose Monitoring System uses electrochemical biosensor technology. With a biosensor meter, the chemical reaction between the glucose in the patient's blood and the test strip creates an enzymatic reaction that emits an electrical charge which is read by the meter. High concentrations of blood glucose cause a stronger electrical charge and thus a higher reading on the meter. Conversely, lower blood glucose levels produce a lower the electrical charge and lower reading on the meter.

         The Assure(TM) Blood Glucose Monitoring System features a large soft-touch screen display that has required minimal cleaning. The test range of the Assure(TM) is from 30 to 550 mg/dL with results in 35 seconds. Assure(TM) is capable of storing 180 tests with a date and time stamp. Data can be downloaded from the Assure(TM) meter to a personal computer for data manipulation and trend analysis. Blood sugar trend analysis provides a powerful tool in fine tuning the correct dosage of insulin, especially when in the hands of a health care professional. Finally, the Assure(TM) can be programmed to display results in mg/dL or mmol/L, however it only reports results in whole blood values.


         While both types of the Company's meters, biosensor and photometric, must pass stringent FDA accuracy testing, consumer demand for the latest technology drives the demand for the Assure(TM) meter. The Company believes this biosensor product will allow MEDgenesis to compete in the broad market on a more competitive basis as this technology is becoming the market standard. Assure(TM) is marketed and sold through both local and national medical distributors to local and national retail pharmacies, to hospitals, long term care facilities, and individuals with diabetes. The Assure(TM) is purchased from a Taiwanese company on an exclusive basis for the Western hemisphere. MEDgenesis is in continuing discussions with the manufacturer to continue to update this product, to expand the Company's ability to sell it worldwide, and to extend the parties' contract. The current contract expires in November, 2000.


LANCET AND LANCING DEVICES

         Lancets are sterile, disposable devices used to obtain a small drop of blood. They are most often used by healthcare professionals and individuals who need capillary blood samples for IN VITRO diagnostic tests such as monitoring blood glucose levels.

         Lancets are made from sterile, steel needles and come in many different sizes, ranging from 21 to 28 gauge. The higher the gauge the sharper the needle, resulting in a smaller puncture wound and less pain for the individual. Higher gauge lancets yield a smaller blood sample.

         Lower gauge lancets (i.e. 21 gauge) are used when a person has calluses and it is difficult to obtain a drop of blood. Higher gauge lancets (i.e. 28 gauge) are used when a patient requires frequent finger pricks or has thin skin, such as a child or elderly person.


         A standard lancet, such as the Company's TechLite(TM), can be held directly in the hand or used with a lancing device (like MEDgenesis' SelectLite(TM)). A lancing device eases the use of a lancet needle. An alternative for lancing is a safety lancet, such as the Company's Haemolance(R). These lancet-and-holder devices contain in a spring mechanism and offer built-in needle protection in that the needle is not exposed until the user activates the device. After use, the needle retracts back into the device to guard against accidental sticks.

         MEDgenesis' strategy is to sell a broad selection of these products at the higher end of the quality scale to avoid the commoditization of the line.


HAEMOLANCE(R) LANCETS


         MEDgenesis licenses the distribution of Haemolance(R) lancets on an exclusive basis in North America and a non-exclusive basis in South America. The contract has been in existence since 1994 and is continued year to year. The next extension for the contract occurs at the end of calendar 2000. Management is in on-going discussions with the supplier of Haemolance(R) lancets to ensure continuity.

         The Haemolance(R) lancet is a "safety lancet", which is most often used by healthcare professionals to obtain a capillary blood sample. The patient never actually sees the lancet during use. This system protects staff and patient from accidental punctures before and after use, eliminating the risk of cross-contamination. The Haemolance(R) lancet is available in two sizes: 21 gauge and 25 gauge.


TECHLITE(TM) LANCETS

         TechLite(TM) lancets are purchased by MEDgenesis from a Southeast Asian manufacturer. The Company is in the process of outlining a long term letter of agreement with the manufacturer. It is expected that MEDgenesis will have worldwide marketing rights to the lancets under its own trademark and will maintain exclusive rights to the United States.


         The TechLite(TM) lancet is compatible with most standard lancing devices and is available in the most popular needle gauge formats (21, 23, 25, 26, and 28 gauge).


SELECTLITE(TM) LANCING DEVICE


         The SelectLite(TM) Lancing Device is provided to the Company by a California manufacturer. MEDgenesis does not have any type of exclusivity arrangement with the manufacturer. MEDgenesis has worldwide marketing rights for this product under the SelectLite(TM) trademark.

         The SelectLite(TM) Lancing Device is a small, spring-loaded pen-shaped device that is used with a standard lancet. The device is used in long-term care facilities, physician's offices, and by individuals. The device features an adjustable tip that allows users to choose from five settings for maximum comfort. It is compatible with most standard lancets.

INFUSION SETS

         Diabetes is a chronic disease in which the failure by the pancreas to produce adequate insulin reduces the body's ability to metabolize glucose. In order to metabolize glucose, many people with diabetes must take insulin to counteract their body's insufficient production of insulin. For people who manage their diabetes with insulin, there are two primary delivery options available. They can either inject themselves one or more times a day with an insulin syringe or they can utilize an insulin infusion pump. An infusion pump delivers a continual, very small dose of insulin on a subcutaneous basis with the use of an infusion set.

         An insulin pump is made up of a pump reservoir (similar to, but larger than, a regular syringe) filled with insulin, a small battery operated pump, and a computer chip that allows the user to control the delivered insulin dosage. It is all contained in a plastic case about the size of a pager.


         The pump reservoir delivers insulin to the body by way of a thin plastic tube called an "infusion set." Infusion sets come in 24 inch and 42 inch lengths and have a needle or soft cannula at the end, through which the insulin passes into the body. The needle or cannula is inserted under the skin, usually on the abdomen. The process of putting the infusion set in place is called "insertion" and is very much like giving a standard insulin injection. The infusion set is changed approximately every two to three days.

         The pump is intended to deliver insulin on a continual basis 24 hours a day, according to a programmed plan unique to each pump wearer. The volume and rate of the continual insulin dose is called the "basal rate". This insulin keeps blood glucose in the desired range between meals and over night. When food is eaten, the user programs the pump to deliver a "bolus dose" of insulin matched to the amount of food that will be consumed.


PURELINE(TM) INFUSION SETS


         MEDgenesis' licenses the distribution of PureLine(TM) Infusion Sets from a European manufacturer, on a non-exclusive basis in the United States and related territories. The company is in current discussions with the manufacturer to ensure continuity of this relationship.

         PureLine(TM) Infusion Sets include the tubing, needle and pump used to deliver insulin from the pump into the patient. There are three varieties of PureLine(TM) Infusion Sets: PureLine(TM) Comfort, PureLine(TM) Basic, and PureLine(TM) Contact. The PureLine(TM) Comfort has a soft, Teflon-coated catheter that remains in place after insertion. This version also has a feature that enables users to disconnect from the pump and gives them the freedom necessary for bathing, exercise, swimming, and other activities. The PureLine(TM) Basic and the PureLine(TM) Contact feature a needle that remains in place after insertion. The Basic has a pre-bent 30-degree needle. The Contact has a 90-degree needle.


MARKETING STRATEGY: BLOOD GLUCOSE MONITORING

         Historically, MEDgenesis has focused primarily on the long-term care market. The ease of use and simplicity of the Supreme(R) blood glucose monitoring systems have been well suited for the LTC market. Additionally, its field sales force has provided the quality of service necessary to consistently penetrate this market. More recently, MEDgenesis has expanded the scope of its efforts to include Durable Medical Equipment (DME) suppliers and Home Medical Equipment (HME) suppliers that sell directly to persons with diabetes. MEDgenesis has also started expansion into select retail pharmacies not targeted by the larger manufacturers.


GROWTH STRATEGY: BLOOD GLUCOSE MONITORING

         Moving forward, MEDgenesis will continue penetration of the long-term care, DME, HME and select retail pharmacies. Expansion of the field sales force and the introduction of new products will help facilitate this growth. Additionally, MEDgenesis will expand their target markets to include the next tier of retail pharmacies and aggressively pursue private label opportunities with key distributors.

COMPETITORS: BLOOD GLUCOSE MONITORING

         Market leaders in this segment include LifeScan, Roche Diagnostics, Bayer Diagnostics and MediSense (a subsidiary of Abbott Laboratories).


LIFESCAN, INC.
         LifeScan is a subsidiary of Johnson & Johnson and only markets diabetes products. They are widely regarded to be the largest distributor of blood glucose meters and test strips in the world. LifeScan's product line includes the One Touch(R) family (Basic(R), Profile(R), SureStep(R) and FastTake(R) . Their products are distributed in over 50 different countries. Lifescan consistently provides quality support materials and service to health care professionals including endocrinologists, certified diabetes educators, and pharmacists. Its products are also readily available in virtually all retail pharmacies throughout the US. Lifescan's primary focus is hospitals, key healthcare professionals, and high volume retailers.

ROCHE BOEHRINGER MANNHEIM DIAGNOSTICS
         Roche Diagnostics (formerly Boehringer Mannheim Diagnostics) is generally considered to be the second largest distributor of diabetes products in the world. Roche's product line includes the Accu-Chek(R) family (Advantage(R), Complete(TM), Simplicity(TM) and Instant(TM). Roche consistently provides quality support materials and service to health care professionals including endocrinologists, certified diabetes educators, and pharmacists.

Roche products are also readily available in virtually all retail pharmacies throughout the US. Its primary focus is hospitals, key healthcare professionals, and high volume retailers.

BAYER DIAGNOSTICS
         Bayer Diagnostics is considered the world's third largest distributor of blood glucose meters and test strips. Bayer's product line includes the Glucometer(R) family (Elite(R), Elite(R) XL, DEX(TM), and Encore(R) QA +). Bayer provides acceptable support materials and service to health care professionals including endocrinologists, certified diabetes educators, and pharmacists. Bayer's products are also readily available in most retail pharmacies throughout the US. Its primary focus is key healthcare professionals and high volume retailers. It appears that Bayer competes less effectively in the hospital market.

MEDISENSE

         MediSense, acquired by Abbott Laboratories in 1996, is currently believed to be the fourth largest blood glucose meter manufacturer in the world. MediSense's product line includes the Precision family (Qo Io D(R) Sensor, Qo Io D(R) Pen, Xtra(TM), G and PCx), the ExacTech(R) family (Ro So G(TM) Sensor and Card Sensor) and the MediSense(R) 2 family (Card Sensor and Pen Sensor). The Precision PCx is a sophisticated meter designed for use in large hospitals. MediSense consistently provides good support materials and service to health care professionals including endocrinologists, certified diabetes educators, and pharmacists. Its products are also readily available in almost all retail pharmacies throughout the US. Its primary focus is hospitals, key healthcare professionals, and high volume retailers. MediSense appears to be positioned to challenge Bayer's status as third largest worldwide distributor of these products.


URINALYSIS PRODUCTS


PRODUCT LINE OVERVIEW

         10-parameter urine test strips (one strip that performs ten distinct tests) are the most widely used urine screening tests and generate a major portion of urine diagnostic revenues worldwide. MEDgenesis' 10-test strip is a 4 3/8" x 3/16" piece of inert plastic with ten reagent test pads affixed to it. Its test strips are packaged in bottles of 100 with a desiccant to absorb excess ambient moisture that may enter the container. Shelf life of these products is 16 to 24 months from the date of manufacture and the use life is 60 to 90 days after the product has been opened.


         To perform a test, the strip is momentarily immersed in a fresh, well-mixed urine sample and removed immediately. Each test is read at a specified time after removing the strip from the urine specimen and is compared to a color chart on the side of the bottle or read with a meter-type analyzer. The intensity of the color that develops on a test pad indicates whether the patient's test is considered normal or abnormal, which would require further testing or treatment.

         Doctors prefer the 10-test combination because it allows them to screen for a wide variety of acute and chronic health conditions. These tests can provide early warning signs for several serious afflictions such as kidney and liver disease, hepatitis, and diabetes, among others. The dry reagent urine tests currently available are:

Leukocytes
         During a bacterial infection of the urogenital tract, leukocytes (white blood cells) move toward the focus of inflammation to kill germs. This increased accumulation of leukocytes in the tissue of the bladder or the kidneys leads to an excretion of leukocytes in the urine. Presence of leukocytes can indicate an infection of the kidney or the lower urinary tract. Clinical conditions can include pyelonephritis, cystitis, urethritis and renal tuberculosis.

Specific Gravity
         The specific gravity of the urine demonstrates the concentrating and diluting ability of the kidneys. In healthy persons, urine specific gravity varies from 1.000 g/ml (after water intake) up to 1.040 g/ml (after prolonged fluid deprivation). Normal values range between 1.020 and 1.030 g/ml. Reduced specific gravity can indicate the kidneys do not have the ability to concentrate urine. Clinical conditions include diabetes insipidus, glomerulonephritis, pyelonephritis or other renal disorders. Elevated specific gravity indicates excessive loss of water (sweating, fever, vomiting, diarrhea), adrenal insufficiency, liver diseases or congestive heart failure.

Glucose
         Reduced insulin secretion by the islet cells of the pancreas leads to an insufficient utilization of glucose, resulting in increased blood glucose. If the blood glucose level surpasses the renal threshold of approximately 180 mg/dL, there is a corresponding increase of the glucose content of the urine. Clinical conditions include diabetes mellitus and renal glycosuria.

Ketone
         Ketone bodies include acetone and acetoacetic acid. These substances are formed by healthy individuals, but concentrations are so small they cannot be detected with conventional methods. A number of conditions may lead to an increased formation of ketone bodies. They include severe malnutrition, weight reducing diets where carbohydrate intake is reduced and replaced by protein rich foods, hyperemesis gravidarum, acetonemic emesis of infants, and febrile states.

Blood
         Excreted erythrocyte (red blood cells) concentrations in healthy persons' urine are below conventional chemical tests' detection thresholds. The presence of blood in urine may indicate disorders of the kidneys or urogenital tract. This can occur due to stone formation, tumors of the kidneys, glomerulonephritis, pyelonephritis, cystitis, trauma to the kidneys, or diabetes. It can also occur with poisoning, burns, myocardial infarction, muscular lesions and progressive myopathies.

Nitrite
         The urine of a healthy person does not contain nitrites. Even a small concentration in the urine is a specific indicator for a urinary tract infection. High-risk groups include pregnant women, diabetics, and patients with gout or calculosis. Nitrite forming bacteria (particularly E. coli) convert the nitrate present in urine into nitrite.


Bilirubin
         Erythrocytes (red blood cells) circulating in the blood stream have a life expectancy of 120 days. When these cells die they release hemoglobin. Hemoglobin degradation occurs predominantly in the spleen and liver. The resulting product is bilirubin. Bilirubin is excreted via the gall bladder into the intestines, where bacteria digest the bilirubin to produce urobilinogen and stercobilinogen. While Bilirubin is largely reabsorbed, the non-absorbed portion is excreted with the stool in the form of urobilin and stercobilin. Bilirubin cannot be detected in the urine in healthy subjects. Clinical conditions indicated by excess bilirubin include liver diseases such a obstructive jaundice, hepatitis and hepatocirrhosis. Excess bilirubin can also occur with bilirubin metabolism disorders such as Dubin-Johnson syndrome or Rotor syndrome.


Urobilinogen
         Urobilinogen and stercobilinogen are from the byproducts of bilirubin reduction in the intestines. Some excretion of urobilinogen in the urine is normal. The presence of excess urobilinogen usually indicates a liver disease or hemolytic disease. Examples are pernicious anemia, hemolytic anemia, viral hepatitis, hepatocirrohosis, chronic hepatitis, toxicopathic hepatic lesions and carcinoma of the liver.

Protein
         When blood passes through the kidneys, normally low-molecular weight proteins are filtered out and high-molecular weight proteins are retained. Low-molecular weight proteins are reabsorbed in the tubules of the kidneys and only a small amount of these filtered proteins are actually excreted in the urine. Proteinuria refers to a condition where excreted protein concentration exceeds standard values. Benign proteinuria can occur in patients with healthy kidneys. It can be caused by strenuous physical (sports) or emotional stress, fever, hypothermia, influenza or pregnancy. Pathological proteinuria can occur in colics, heart attacks and cardiac insufficiencies. It can also indicate glomerulonephritis, pyelonephritis, nephrotic syndrome, glomerulosclerosis, gouty kidney, cystitis and nephrotoxic damages.

pH
         pH expresses the concentration of hydrogen ions in a solution, on a scale from 0 to 14. Values from 0 to 6 characterize an acidic solution whereas values from 8 to 14 identify a solution as alkaline. A pH of 7 is considered neutral. A healthy person's urine pH value usually ranges between 5 and 8. Alkaline urine (pH greater than 8) can indicate urinary tract infection. Strongly acidic urine (pH less than 6) can indicate gout, fever, heavy perspiration or a high dose of phenacetin.

URINALYSIS MARKET

         According to CLINICA, the annual worldwide market for dry reagent urinalysis products is approximately $250 million (Medical and Healthcare Marketplace Guide, pg. I-740, 1999). MEDgenesis management believes that the U.S. market for these products represents roughly half the worldwide market, or an annual $125 million.

         In another CLINICA report, it is estimated that worldwide demand for dry regeant urinalysis products will increase 4.7% during the period from 1999 to 2004. In addition, management believes that while Bayer Diagnostics has historically enjoyed dominance in the market, its lead is eroding as companies like Roche Diagnostics and MEDgenesis develop comparable products and find better ways to compete in the market.

         There are ten different tests that can be performed on a patient's urine using dry reagent chemistry. These tests can be "mixed and matched" on a test strip to create a multitude of different test combinations. Currently, MEDgenesis is one of only three U.S. owned manufacturing companies in the dry reagent urine chemistry market and one of only four companies with FDA approved, patented or patent pending leukocytes and specific gravity tests.



MEDGENESIS' HISTORY IN URINALYSIS

         In March 1998, Chronimed Inc. acquired DiaScreen Corporation, a Minneapolis-based developer and manufacturer of blood and urine IN VITRO diagnostic products used by healthcare professionals in acute care, long-term care, and in-home testing markets worldwide. This acquisition included a state-of-the-art manufacturing and laboratory facility that enhanced Chronimed's capabilities to develop, produce and distribute blood glucose and non-diabetes related diagnostic products.


         On June 24, 1998, Chronimed announced it had received final 510(k) clearance by the Food & Drug Administration (FDA) to market DiaScreen's proprietary urine chemistry testing strips, making the Company one of only three businesses in the world to have a 10-parameter urine test strip. On November 4, 1998, Chronimed began shipping its new DiaScreen(R) Reagent Strips for Urinalysis to both domestic and international customers.

         On March 8, 1999, Chronimed announced that it had commenced an action against Bayer Corporation in Minneapolis federal court. At the time the suit was filed, Chronimed's management believed that Bayer was unfairly opposing efforts to introduce the DiaScreen(R) family of urine test strips into the market by claiming the DiaScreen(R) products infringed Bayer's patents. The declaratory judgment action seeks a ruling that Chronimed's FDA approved DiaScreen(R) urine test strip is free from any patent infringement claims by Bayer. See Item 8:
Legal Proceedings.


DIASCREEN(R)  REAGENT STRIPS FOR URINALYSIS

         MEDgenesis is one of only three U.S.-owned manufacturing companies in the global dry reagent urine chemistry screening market, estimated to be $250 million per year. MEDgenesis' DiaScreen(R) family of reagent strips for urinalysis includes the DiaScreen(R) 10 with leukocytes and specific gravity tests. The 10-parameter urine test strip is the most widely used urine screening test in the world, and generates 80% of urine diagnostic revenues worldwide.

         Urine test strips are used in physicians' offices, hospitals, and in the home to detect a variety of acute and chronic health conditions. Easy to use and non-invasive, a single DiaScreen(R) test strip screens 10 different clinical markers in a patient's urine. If positive, more definitive tests can be conducted to confirm a diagnosis. MEDgenesis currently offers 14 different reagent strip configurations.

MARKETING STRATEGY: URINALYSIS


         MEDgenesis' strategy for marketing the DiaScreen(R) Reagent Strips is to create awareness and stimulate demand for the Company's urine test strips among physicians, veterinarians and long-term care facilities. This is accomplished using the Company's national sales force and identifying for customers the key value differences between MEDgenesis' products and those of the competition. In addition, MEDgenesis works at ensuring ongoing, active product demand through appropriate pricing incentives, cultivating strong business relationships, and by providing superior service to its customers.


GROWTH STRATEGY: URINALYSIS

         MEDgenesis' strategy for growth in the dry reagent urine test market will be to:

         * Refine chemical formulations of current tests that will enhance patent protection and performance;
         * Introduce new tests to increase the number of conditions to be detected;
         * Complete development of an analyzer to automatically read the test strips; and

         * Apply and maximize excess production capacities through contract manufacturing projects.


COMPETITORS: URINALYSIS

Bayer Diagnostics
         Bayer is the largest manufacturer and distributor of urine chemistry reagent strips in the world. Management believes that Bayer has been successful maintaining market share because of contract pricing and the large population of instruments they have sold and placed during the past twenty years. Management estimates that Bayer controls about 50% to 55% of the worldwide urine chemistry market.

Roche Diagnostics
         Roche Diagnostics is the second largest manufacturer and distributor of urine chemistry reagent strips in the world. They carry a broad line of diagnostic products, and management estimates Roche has about 35% to 40% of the worldwide urine chemistry market.

Quidel Corporation
         Quidel Corporation recently purchased their urinalysis business from Dade Behring. Management estimates that Quidel has less than 3% of the worldwide urine chemistry market.

Others
         In addition to these major competitors, there are several smaller dry reagent, urine chemistry manufacturers including Teco, Macherey Nagel, Yeongdong, Chung-Do, Eiken and Kyoto Daiichi.


INSURANCE

         Chronimed's general insurance policies cover all activities of Chronimed's Diagnostic Products business and MEDgenesis prior to July 1, 2000. MEDgenesis has purchased a variety of insurance policies, underwritten by several different companies, with coverage equivalent to those maintained while a division of Chronimed. MEDgenesis is partially self-insured for certain claims in amounts that management believes to be customary and reasonable.

         MEDgenesis maintains several types of insurance to cover a variety of potential risks. The major types of insurance carried and the corresponding policy limits (in millions) are: Personal Property ($9.4), Business Income ($10.0), Directors & Officers Liability ($10.0), and Employment Practices ($2.0). Other policies cover losses in varying amounts for fiduciary liability, commercial crime, earthquake and flood, automobile, worker's compensation, foreign liability, personal & advertising injury, and errors and omissions. An umbrella liability policy provides additional liability protection up to $10.0 million.

         Although management believes that MEDgenesis maintains insurance coverage that is adequate for the risks involved, there is always a risk that the Company's insurance may not be sufficient to cover any particular loss, or that the insurance policies may not respond to a particular type of loss. For example, while MEDgenesis maintains product liability insurance, this type of insurance is limited in coverage and it is possible that an adverse claim could arise that exceeds the Company's coverage.

         The insurance rates charged as a stand-alone entity may over time differ from those rates obtained as a division of Chronimed. Insurance rates have historically been subject to wide pricing fluctuations. Changes to the pricing offered by underwriters could result in substantial increases to MEDgenesis' cost of insurance, require the Company to assume more risk by accepting higher deductibles and co-insurance levels, or cause the Company to drop a particular insurance policy altogether. See Risk Factors: Litigation and Insurance.

EMPLOYEES

         As of July 1, 2000, MEDgenesis employed approximately 125 persons full-time. None of the Company's employees is represented by a labor union, and the Company believes that its employee relations are excellent.

PATENTS

         MEDgenesis utilizes patented technology in a number of its products. It maintains the right to use these patents either through direct ownership of patent rights or through license of rights from third parties, both of which are to be assigned by Chronimed to MEDgenesis effective with the spin-off. See Risk
Factors: Patents and Intellectual Property, and Risk Factors: Third Parties.

         Chronimed has filed patent applications covering aspects of its urine diagnostic product line. Patent applications related to the urine test strip leukocyte test feature include U.S. Patent Serial Numbers 60/116,613 (filed 01/21/99), #60/142,383 (filed 07/12/99), #60/365,322 and #60/365,592 (both filed
07/30/99). A patent application related to the urine test strip specific gravity feature has been filed under Serial Number 60/116,611 (filed 01/21/99). These patent applications will be assigned by Chronimed to MEDgenesis on or before distribution of MEDgenesis stock.

         Chronimed also filed a Patent Cooperation Treaty patent application on January 21, 2000 covering the leukocyte test technology claimed in patent applications #60/352,322 and 60/352,592. This patent application will be assigned by Chronimed to MEDgenesis on or before the distribution of MEDgenesis stock.


         Effective with the spin-off, MEDgenesis will manufacture, distribute and sell the Select and Supreme blood glucose meters, Supreme blood glucose test strips, Haemolance(R) Lancets and TechLite(TM) Lancets, and PureLine(TM) Infusion Sets under agreements with third party patent holders or licensees.


COMPLIANCE WITH ENVIRONMENTAL LAWS


         The costs associated with compliance with Federal, State, and local environmental laws are minimal. For these reasons, MEDgenesis' compliance with such laws does not have a material effect on its capital expenditures, earnings, or its competitive position in the marketplace.

                          ITEM 2: FINANCIAL INFORMATION

SUMMARY HISTORICAL FINANCIAL DATA

         The following table sets forth certain historical financial data of MEDgenesis. The financial information presented under the headings "July 2, 1999", "July 3, 1998", and "June 27, 1997" is audited information. The remaining information is unaudited. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and the Notes thereto. The following information may not be indicative of future operating results.

                       THREE MONTHS ENDED      NINE MONTHS ENDED                             YEAR ENDED
                      --------------------    --------------------      -------------------------------------------------------

                      MARCH 31,    APRIL 2,   MARCH 31,    APRIL 2,     JULY 2,     JULY 1,    JUNE 27,    JUNE 28,    JUNE 30,
                          2000        1999        2000        1999        1999        1998        1997        1996        1995
                          ----        ----        ----        ----        ----        ----        ----        ----        ----
                               (in thousands except per share information)

OPERATING DATA


Revenues                $8,083      $7,638     $24,980     $22,723     $29,789     $25,041  $28,964(a)  $28,975(a)  $13,953(a)
Operating Income           567       1,121       2,342       5,113       5,671       9,224    8,183(b)       7,488       1,679
Net Income              635(c)         684    1,718(c)       3,119       3,459       5,671    5,022(b)       4,642       1,042
Pro Forma Earnings

   Per Share (d)
   Basic               0.16(c)                 0.43(c)                    0.86
   Diluted             0.16(c)                 0.43(c)                    0.85



                                                          MARCH 31,     JULY 2,     JULY 3,    JUNE 27,    JUNE 28,    JUNE 30,
                                                              2000        1999        1998        1997        1996        1995
                                                              ----        ----        ----        ----        ----        ----

                                                                                       (in  thousands)
BALANCE SHEET DATA

Total Assets                                               $14,000     $14,132     $14,135      $8,622     $11,043      $5,565
Long-Term Debt                                                 - -         - -         - -         - -         - -         - -
Total Equity (e)                                            11,743      11,624      12,269       6,304       7,120       3,532



(a) Includes revenue from a discontinued product line, Quick Check, of $8.3 million, $13.8 million and $5.9 million in fiscal 1997, 1996 and 1995, respectively.


(b) Includes unfavorable impact of write-off of HCI note - operating income ($1,374) and net income ($844).


(c) Includes favorable impact of gain on sale of securities--net income $289 and pro forma EPS $0.07.


(d) Basic and diluted pro forma earnings per share have been calculated using pro forma basic and diluted weighted average shares outstanding for each of the periods presented. Pro forma basic weighted average shares have been calculated by adjusting Chronimed's historical basic weighted average shares outstanding for the applicable period to reflect the number of MEDgenesis shares that would have been outstanding at the time assuming the distribution of one share of MEDgenesis common stock for three shares of Chronimed common stock. Pro forma diluted weighted average shares for MEDgenesis reflect an estimate of the potential dilutive effect for common stock equivalents. Such estimate is calculated based on Chronimed's dilutive effect of stock options divided by three to reflect the distribution ratio.


(e) Total equity has been reduced by the net cash paid by MEDgenesis as an internal business unit to Chronimed Inc. as the corporate fiduciary for cash management. Total Assets and Total Equity therefore do not necessarily reflect the balances that would have been created if MEDgenesis had been a standalone entity.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


FOREIGN CURRENCY EXCHANGE RATE RISK
         MEDgenesis generates approximately five percent of its revenue from business outside of the United States. All billings to foreign distributors and customers are in U.S. dollars and are recorded as accounts receivable in U.S. dollars.

         MEDgenesis acquires approximately sixty-five percent of its direct products and components from foreign countries. All payments to foreign suppliers are in U.S. dollars and are recorded as accounts payable in U.S. dollars. Based on the above, the Company believes its foreign currency exchange rate risk is minimal.

EQUITY PRICE RISK
         As identified in Note 2 of Notes to the Company's Financial Statements, MEDgenesis held 203,000 shares of the common stock of Cell Robotics International, Inc. (CRII) as of March 31, 2000, which were acquired in 1999 as part of a distribution agreement. As of March 31, 2000, the price of CRII common stock was $5.44 per share, compared to the Company's acquisition cost of $1.50 per share. Because CRII is a small cap stock being traded on an over-the-counter stock exchange, it should be viewed as a high risk investment. The Company's maximum negative exposure against its acquisition cost of CRII is $304,500 (203,000 shares times $1.50). The Company intends to sell the remaining 203,000 shares within one year as certain stock selling restrictions expire.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION


         See Item 13: Financial Statements and Supplementary Data, "Management's Discussion and Analysis of Financial Condition and Results of Operations."




                               ITEM 3: PROPERTIES

         Following the spin-off MEDgenesis intends to continue leasing manufacturing, product distribution and general office space (currently leased by Chronimed) at two suburban Minneapolis locations:


FUNCTIONS                                LOCATIONS                        SIZE                    LEASE EXPIRATION
---------                                ---------                        ----                    ----------------
                                                                     (Square Feet)
General office, including          5182 West 76th Street                 25,420                  November 14, 2001
Manufacturing and product                Edina, MN
Distribution

Manufacturing and product             6214 Bury Drive                    18,040                   August 31, 2002
Distribution                          Eden Prairie, MN



         Chronimed and the Company have requested the owners of both the West 76th and Bury Drive properties approve lease assignments by Chronimed to MEDgenesis. In the alternative, Chronimed would seek landlord approval to sublease both properties to MEDgenesis. Chronimed has received preliminary consent from the Bury Drive landlord to assign that lease to MEDgenesis and intends to execute a formal assignment acknowledged by the landlord. While a consent to assignment has not yet been received from the West 76th landlord, the Company is unaware of any landlord issues or concerns which would preclude an assignment or sublease. The Company will continue to pursue such consent.

         MEDgenesis is also subleasing corporate office space from Chronimed, at Chronimed's Minnetonka, Minnesota headquarters, until December 31, 2000. That address is 10900 Red Circle Drive, Minnetonka, MN, 55343. MEDgenesis expects to relocate its corporate offices to a new site, in proximity to the West 76th Street facility, on or before January 1, 2001

         The phone number for Chronimed's Red Circle Drive headquarters is (952) 979-3600 and the telephone number for MEDgenesis' West 76th Street facility is
(952) 835-3446. Based on current growth projections, the Company estimates its manufacturing facilities will be able to handle the majority of all manufacturing and product distribution needs for the next two years. With modest expansion of these facilities, management believes these locations will have the capacity to support operations for five years or more.

         Neither Chronimed nor the Company have had any problems with current landlords, nor been given any indication that current leases will not be renewed. However, there can be no assurance the Company will be able to renew these leases or, if the leases are not renewed, find suitable replacements. In addition, there is no guarantee that when the current leases expire, MEDgenesis will be able to enter into new agreements at rent levels similar to its current leases.




         ITEM 4: SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT


         The spin-off distribution of MEDgenesis common stock to Chronimed shareholders will result in significant MEDgenesis stock ownership by MEDgenesis directors and management personnel. The following table shows information concerning each person who, to the knowledge of the Company, (i) would be the beneficial owner of more than 5% of MEDgenesis' common stock, (ii) is anticipated to be a director of the Company, (iii) is a named executive officer of the Company and (iv) is anticipated to be a member of the directors and executive officers of the Company as a group, as of June 30, 2000. All persons have or will have sole or joint with spouse voting and investment power with respect to all shares shown beneficially owned by them. The shares identified in the table are Chronimed shares, which will be subject to the dividend distribution of one share of MEDgenesis common stock for every three shares of Chronimed common stock issued and outstanding on the record date.



                                                     AMOUNT AND NATURE OF                          PERCENT
NAME OF BENEFICIAL OWNER                             BENEFICIAL OWNERSHIP                          OF CLASS
------------------------                             --------------------                          --------
Heartland Advisors, Inc.(1)                             1,360,101                                   11.2%
Milwaukee, Wisconsin

Maurice R. Taylor, II                                     121,520 (2)                                1.0%

Earl K. Beitzel (3)                                            --                                     --

Leo T. Furcht, M.D. (3)                                        --                                     --

John Murray                                                   808( 4)                                 --

Richard Thon(5)                                                --                                     --

John McCrea(6)                                                 --                                     --

Robert Cramer(7)                                            1,003                                     --

Bruce MacFarlane(5)                                            --                                     --

All directors and executive officers                      123,331                                    1.0%
as a group (8 persons)


(1) Analyst D. Rodney Hathaway is responsible for voting the Chronimed shares held by Heartland Advisors, Inc. All voting is reviewed and authorized by portfolio managers Bill Mascavic and Eric Miller. Messrs. Hathaway, Mascavic and Miller collaborate on investment decisions.

(2) Chairman and CEO Maurice Taylor is beneficial owner of 121,520 shares of Chronimed stock and 372,600 options to acquire Chronimed stock exercisable within 60 days. Upon Chronimed's issuance of the MEDgenesis stock dividend, Mr. Taylor will receive 40,507 shares of MEDgenesis stock. The Chronimed Board of Directors, pursuant to the terms of applicable Chronimed stock option plans, have agreed to extend termination of Mr. Taylor's Chronimed stock options to June 30, 2001. His options will continue to vest during that period. With continued vesting and non-exercise, Mr. Taylor will hold 407,400 Chronimed options as of June 30, 2001. If MEDgenesis issues Mr. Taylor MEDgenesis options at the time of termination of his Chronimed options, on a one for three ratio similar to the Chronimed dividend of MEDgenesis stock, Mr. Taylor's Chronimed options would equate to 135,800 MEDgenesis options. All Chronimed options will be adjusted at the time of the MEDgenesis stock distribution to reflect the change in value of Chronimed stock caused by the spin-off. Mr. Taylor's Chronimed options described above are calculated pre-adjustment. MEDgenesis is under no obligation to issue MEDgenesis options to any executive or other employee. See Item 6: Executive Compensation, Stock Options.

(3) Directors Earl Beitzel and Leo Furcht own no Chronimed stock and will receive no MEDgenesis shares as a part of the Chronimed spin-off dividend. Each of them will receive MEDgenesis stock options following the spin-off, consistent with the MEDgenesis 2000 Stock Option Plan. See Item 5: Director and Executive Officers, Director Compensation.

(4) Chief Operating Officer John Murray is beneficial owner of 808 shares of Chronimed stock and 7,738 options to acquire Chronimed stock exercisable within 60 days. Upon issuance of the MEDgenesis stock dividend, Mr. Murray will receive 269 shares of MEDgenesis stock. Mr. Murray's Chronimed stock options are held subject to a three month right to exercise following the dividend distribution of MEDgenesis stock, which is deemed a termination event under the applicable Chronimed stock option plan. If MEDgenesis were to issue Mr. Murray MEDgenesis options, on a one for three ratio similar to the Chronimed dividend of MEDgenesis stock, Mr. Murray's present Chronimed options would equate to 2,579 MEDgenesis options. Mr. Murray's options are described "pre-adjustment", as detailed in Footnote (2) above.

(5) Chief Financial Officer Richard Thon and Vice President Bruce MacFarlane own no Chronimed stock or stock options and will receive no MEDgenesis stock as a result of the Chronimed dividend distribution of MEDgenesis stock. Mr. Thon and Mr. MacFarlane will be eligible to receive MEDgenesis stock options.

(6) Vice President John McCrea owns no shares of Chronimed stock and 2,700 options to acquire Chronimed stock exercisable within 60 days. Upon issuance of the MEDgenesis stock dividend, Mr. McCrea will receive no shares of MEDgenesis stock. Mr. McCrea's Chronimed stock options are held subject to a three month right to exercise following the dividend distribution of MEDgenesis stock, which is deemed a termination event under the applicable Chronimed stock option plan. If MEDgenesis were to issue Mr. McCrea MEDgenesis options, on a one for three ratio similar to the Chronimed dividend of MEDgenesis stock, Mr. McCrea's present Chronimed options would equate to 900 MEDgenesis options. Mr. McCrea's options are described "pre-adjustment", as detailed in Footnote (2) above.

(7) Vice President Robert Cramer is beneficial owner of 1,003 shares of Chronimed stock and 9,000 options to acquire Chronimed stock exercisable within 60 days. Upon issuance of the MEDgenesis stock dividend, Mr. Cramer will receive 334 shares of MEDgenesis stock. Mr. Cramer's Chronimed stock options are held subject to a three month right to exercise following the dividend distribution of MEDgenesis stock, which is deemed a termination event under the applicable Chronimed stock option plan. If MEDgenesis were to issue Mr. Cramer MEDgenesis options, on a one for three ratio similar to the Chronimed dividend of MEDgenesis stock, Mr. Cramer's present Chronimed options would equate to 3,000 MEDgenesis options. Mr. Cramer's options are described "pre-adjustment", as detailed in Footnote (2) above.

                    ITEM 5: DIRECTORS AND EXECUTIVE OFFICERS


BOARD OF DIRECTORS OF MEDGENESIS

         MEDgenesis' Bylaws, as amended, create a Board consisting of not less than three directors. Three directors have been elected and are serving on the Board. It is anticipated that the Board will be expanded and that two additional directors will be named to the Board shortly after the spin-off. Each director will serve until the end of the annual shareholders meeting at which elections are held for the director Class to which the individual belongs. Dr. Furcht and a director to be appointed will be members of Class I and will serve until the end of the 2000 annual meeting. Mr. Beitzel and a director to be appointed will be a members of Class II and will serve until the end of the 2001 annual meeting. Mr. Taylor is a member of Class III and will serve until the end of the 2002 annual meeting. See Item 11: Description of Registrant's Securities to be Registered, Board of Directors.

         The following table provides information about the directors of MEDgenesis Inc.:


NAME                                                                 AGE
----                                                                 ---

Earl K. Beitzel, Director                                            45
Leo T. Furcht, M.D., Director                                        53
Maurice R. Taylor, II, Chairman and Chief Executive Officer          54

         Earl K. Beitzel is a principal and senior consultant with MedTrust, Inc., a company providing services to healthcare organizations involved in restructurings and turnarounds, where he has been employed for more than five years. Mr. Beitzel is a Certified Public Accountant. Mr. Beitzel serves on the board of directors of The Scripps/Whittier Institute for Diabetes, a non-profit organization dedicated to research, education and patient care in the field of diabetes. He is also on the board of directors of ProUroCare, Inc., a development stage medical device company focusing on urologic conditions.


         Leo T. Furcht, MD, is a professor of Ophthalmology, professor of Department of Laboratory Medicine and Pathology, Medical Director, Medical Technology Program, and Head of the Department of Laboratory Medicine and Pathology at the University of Minnesota, where he has been employed for more than five years. Dr. Furcht has also held numerous academic committee posts in a variety of areas. He has been involved in a number of national committees and activities related to the National Institutes of Health. In addition, he serves or has served on several editorial boards for medical publications.


         Maurice R. Taylor, II, a co-founder of Chronimed Inc., has served as a director of Chronimed since 1985. He was Chronimed's Chief Executive Officer from 1985 to June, 2000 and Chairman from 1994 to June, 2000. Additionally, Mr. Taylor served as Chronimed's President from 1985 through April 1997, until the hiring of Henry F. Blissenbach, Pharm.D. Prior to Chronimed, Mr. Taylor held various management positions in companies whose principal activities were manufacturing, distribution and international trade. Mr. Taylor is also Chairman of The Scripps/Whittier Institute for Diabetes.

MEDGENESIS BOARD COMMITTEES

         The Board has standing Audit and Compensation committees.

AUDIT COMMITTEE


         The Audit Committee is comprised of independent directors who are not employees of MEDgenesis or any of its subsidiaries. Messrs. Beitzel and Furcht are members of the Audit Committee, with Mr. Beitzel as Chairman. A third, independent director will be appointed to the Audit Committee. The primary functions of the Audit Committee are:


       * assessing the independence and performance of the Company's independent auditors,
       * recommending to the Board the selection and discharge of the independent auditors,

       * evaluating the adequacy of internal financial controls, and
       * oversight of management of the accounting and financial activities of the Company.


         The Company's independent auditors have unrestricted access to the Audit Committee and vice versa.

COMPENSATION COMMITTEE

         The Compensation Committee is comprised of independent directors who are not employees of the Company or any of its subsidiaries. Messrs. Beitzel and Furcht are members of the Compensation Committee, with the Chairman to be named. A third, independent director will be appointed to the Compensation Committee. The primary functions of the Compensation Committee are:


         o recommending to the Board the compensation to be paid to the Company's directors an officers, and

         o subject to review and approval of certain matters by the full Board of Directors, administering compensation plans for executive officers.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS


         No member of the MEDgenesis Compensation Committee is or has been a member of the Chronimed Compensation Committee or an executive or employee of MEDgenesis. No executive of MEDgenesis is or has been a member of a compensation committee or director of another entity one of whose executive officers or compensation committee members is or has served as a director or Compensation Committee member of MEDgenesis.


DIRECTOR COMPENSATION

BOARD FEES


Each non-employee Director will receive the following fees:

         o $12,000 per year for each year in which the person serves as a Director, and

         o        $3,000 per year for the Committee Chairmen.


STOCK OPTIONS


         The MEDgenesis' 2000 Stock Option Plan is designed in part to encourage non-employee directors to obtain an equity interest in MEDgenesis. A total of six hundred thousand (600,000) shares of MEDgenesis common stock may be subject to options under the plan. Management believes that stock ownership in MEDgenesis will motivate the directors to work toward long term growth and development. Under the plan, non-employee directors, upon initial election, will be granted ten thousand (10,000) options to purchase MEDgenesis common stock at exercise prices equal to the market price on the date of grant. In addition, directors will be granted options each year to purchase an additional five thousand (5,000) shares of MEDgenesis common stock, with the exercise price equal to that of the market price of MEDgenesis stock on the date of grant. It is anticipated that options granted to non-employee directors may be issued subject to a four year vesting schedule which may be accelerated based on Company performance. The options will become immediately exercisable upon the death or disability of the director, as defined under the plan. The options will also be immediately exercisable upon the occurrence of a change of control event, as defined in the plan.


OTHER

         Directors will be reimbursed for reasonable expenses associated with travel to and from Board and committee meetings.

EXECUTIVE OFFICERS OF MEDGENESIS

         Set forth below is information with respect to MEDgenesis' executive officers.

NAME                              AGE             POSITION
----                              ---             --------
Maurice R. Taylor, II              54             Chief Executive Officer,
                                                  Chairman of the Board

John Murray                        63             Chief Operating Officer

Richard Thon                       44             Chief Financial Officer

John McCrea                        34             Vice President,
                                                  Manufacturing

Robert Cramer                      46             Vice President, Marketing &
                                                  Product Development

Bruce MacFarlane                   48             Vice President, Regulator
                                                  Affairs & Quality Systems

         Maurice Taylor is a co-founder of Chronimed Inc. and has served as a director since 1985. He was Chairman of Chronimed Inc. from 1994 to June, 2000, President from 1985 to April 1997, and Chief Executive Officer from 1985 to June, 2000. He will continue as a director of Chronimed until the 2000 Annual Meeting of Chronimed Shareholders, at which time he will decline re-election.

         Richard Thon joined MEDgenesis in May 2000 as its Chief Financial Officer. Mr. Thon had served as Corporate Controller for The Instant Web Companies, a commercial printing company, from 1998 to 2000. From 1990 to 1998, Mr. Thon was employed as Zone Controller for Sanofi Diagnostics Pasteur, a manufacturer of IN VITRO diagnostics tests. Mr. Thon holds a Bachelor's Degree in Business Administration from the University of Michigan and an MBA from the University of Wisconsin.

         John Murray was appointed to the Chief Operating Officer post after serving as Vice President of Marketing for Chronimed's Diagnostic Products Division. Mr. Murray joined Chronimed in 1998 following Chronimed's acquisition of the DiaScreen Corporation, a manufacturer and marketer of urine diagnostic products. Mr. Murray was President of DiaScreen, which he had founded in 1987. Mr. Murray earned both a Bachelor's Degree and an MBA at Harvard University.

         John McCrea has been named as the Vice President of Manufacturing for MEDgenesis. Mr. McCrea joined Chronimed in 1997 and served as the financial liaison to the Diagnostic products business and was appointed Director, Operations and Finance in 1998. Prior to joining Chronimed, Mr. McCrea co-founded Newbridge Wellness Centers, which was created in 1996 to develop a new delivery system for complementary health care therapies and products. From 1991 to 1996, Mr. McCrea held various financial roles at United Healthcare, most recently as Manager, Financial Reporting and Analysis, EDI Services division. Mr. McCrea holds Bachelor Degrees in Accounting and Economics from Luther College and a MBA from the University of Minnesota.

         Robert Cramer was named as MEDgenesis' Vice President, Marketing & Business Development following three years as Director of Marketing for the Diagnostic products Division of Chronimed. Prior to Chronimed, Mr. Cramer held the position of Group Manager for Wound Care and Incontinence products at Hollister Inc. from 1994 through 1997, and numerous positions at Bayer Diagnostics (formerly Miles Laboratories) from 1979 through 1994, most recently Marketing Director, Alternate Care. Mr. Cramer received a BS degree at the University of Tulsa.

         Dr. Bruce MacFarlane joined MEDgenesis in June 2000 as Vice President, Regulatory Affairs & Quality Systems. His professional experience includes executive positions at several companies in the medical devices industries, including Director of Regulatory Affairs and Quality Systems for DiaSorin, Inc. from 1998 to 2000, Director of Regulatory Affairs and Quality Assurance for Iotek, Inc. from 1997 to 1998, and Vice President of Regulatory Affairs and Quality Assurance for Bio-Vascular, Inc. from 1991 to 1997. Dr. MacFarlane received a

BA from Yale University, holds a doctorate from the University of Pennsylvania, and conducted postdoctoral research at The Johns Hopkins University.



                         ITEM 6: EXECUTIVE COMPENSATION


EXECUTIVE COMPENSATION

         MEDgenesis executives began receiving compensation from MEDgenesis on July 1, 2000. CEO Maurice Taylor is compensated pursuant to an Employment Agreement entered into with Chronimed and assigned to MEDgenesis effective July 1, 2000. Mr. Taylor's Employment Agreement is described below in the section "Employment Agreements and Change of Control Arrangements" and is attached as an exhibit. See Exhibit: Maurice R. Taylor Employment Agreement.

         The following table sets forth the compensation paid to MEDgenesis' CEO and other executive officers. Compensation reported for fiscal years 2000, 1999, and 1998 represents compensation paid by Chronimed. It is anticipated that each of the named executive officers will receive total compensation from MEDgenesis in excess of $100,000 during the current fiscal year.

                                                                                      LONG TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                                                                      SECURITIES
NAME & PRINCIPAL POSITION                                                              UNDERLYING
                                                   ANNUAL          COMPENSATION          OPTIONS            ALL OTHER
                          FISCAL YEAR             SALARY ($)        BONUS($)(1)          (#)(2)        COMPENSATION ($)(3)
                          -----------             ----------       ------------      ------------      -------------------
Maurice Taylor(4)             2000                325,800                   (9)          100,000                 --
Chairman of the Board,        1999                325,800             50,000             116,800              4,900
Chief Executive Officer       1998                304,500            123,000                  --              4,000

John Murray(5)                2000                111,874                   (9)            9,345              2,622
Chief Operating Officer       1999                105,333             19,020               9,345              1,944
                              1998                     --                 --              10,000                 --

Richard Thon(6)               2000                     --                 --                  --                 --
Chief Financial Officer       1999                     --                 --                  --                 --
                              1998                     --                 --                  --                 --

John McCrea(7)                2000                     --                 --                  --                 --
Vice President                1999                     --                 --                  --                 --
Manufacturing                 1998                     --                 --                  --                 --

Robert Cramer                 2000                116,700                   (9)            7,000              2,475
Vice President,               1999                119,137              7,090               7,000              2,325
Marketing & Product           1998                110,000             11,303                  --                366
Development

Bruce MacFarlane(8)           2000                     --                 --                  --                 --
Vice President,               1999                     --                 --                  --                 --
Regulatory Affairs &          1998                     --                 --                  --                 --
Quality Systems


(1) Bonus amounts are reported during the fiscal year in which they were earned. Earned bonuses are paid during the next fiscal year.

(2) All identified securities are Chronimed stock options. Chronimed options awarded to Mr. Taylor will terminate June 30, 2001. Chronimed options awarded other named executives will terminate 90 days following the dividend distribution of MEDgenesis stock. All named executives will be eligible to receive MEDgenesis stock options and restricted stock. The MEDgenesis Board of Directors has the discretion to determine whether MEDgenesis options will be issued to named executives in replacement of terminated Chronimed options. A committee of independent directors will determine the terms by which any stock options and restricted stock may be issued.
(3) All Other Compensation consists of Chronimed 401(k) employer contributions.
(4) Mr. Taylor received no additional cash compensation for service as a Chronimed director.
(5) Mr. Murray joined Chronimed on March 17, 1998. His compensation for fiscal year 1998, ended July 3, 1998, was below reporting threshholds.

(6) Mr. Thon was hired by Chronimed on May 17, 2000 to serve as MEDgenesis' CFO. Prior to July 1, 2000, Chronimed compensated Mr. Thon on behalf of MEDgenesis. Total compensation paid to Mr. Thon during the fiscal year ended July 2, 2000, was below reporting threshholds.
(7) Total compensation paid by Chronimed to Mr. McCrea during each of the identified fiscal years was below reporting threshholds.
(8) Mr. MacFarlane joined Chronimed on June 5, 2000. Total compensation paid to Mr. MacFarlane during the fiscal year ended July 2, 2000 was below reporting threshholds.
(9) Bonuses earned by the named executives during fiscal year 2000 have not been calculated or paid.


STOCK OPTION PLAN

         MEDgenesis executives will receive no MEDgenesis stock options until after the dividend distribution of MEDgenesis stock, at which time they will be eligible to participate in the MEDgenesis 2000 Stock Option Plan. Issuance of MEDgenesis stock options, and the terms of issuance, will be subject to the discretion of the MEDgenesis Board of Directors and in accordance with the 2000 Stock Option Plan. See Exhibits: 2000 Stock Option Plan.


STOCK PURCHASE PLAN

         The 2000 MEDgenesis Employee Stock Purchase Plan will allow employees, including executives, to purchase MEDgenesis common stock through a payroll deduction plan. The plan will allow two offering periods per year and participating employees will be able to purchase MEDgenesis stock at a price equal to 85% of the lower of the market price on the first day or last day of the offering period. No employee owning stock comprising 5% or more of the total combined voting power or value of all classes of stock of the Company will be allowed to participate. The Board of Directors have authorized 100,000 shares to be made available for employee purchase under the Plan. The Company will file with the Securities and Exchange Commission an S-8 registration statement relative to the Plan shares prior to employee enrollment. See Exhibits: 2000 Employee Stock Purchase Plan.


RESTRICTED STOCK COMPENSATION PLAN

         The MEDgenesis 2000 Long-Term Incentive Plan is intended to enable the Company to attract and retain the services of key employees and to provide those employees with a proprietary interest in the success of the Company. The Plan will be implemented following the spin-off.

         The Plan creates a pool of 350,000 shares of Company stock available for issuance. The Plan is administered by a Committee of not fewer than two outside directors. The Committee has the discretion, within the terms of the Plan, to determine the employees to whom grants will be made, the number of shares granted, the price to be paid by the recipient, if any, the restriction period, date of grant, vesting of shares, performance objectives, and other terms.

         Shares issued may not be sold, transferred, pledged or assigned during a restriction period as designated by the Committee, but the grant recipient may vote the shares, receive dividends, and exercise other rights of share ownership during the restriction period. Upon expiration of the restriction period, occurrence of performance objectives, or other events as dictated by the committee, the recipient may freely transfer the shares. Certain recipients may remain subject to trading restrictions under Rule 144 of the Securities Act of 1933. Termination of employment would cause a forfeiture of unvested shares. The Company will file with the Securities and Exchange Commission an S-8 registration statement relative to the Plan shares prior to any issuance. See
Exhibits: 2000 Long-Term Incentive Plan

401(k) RETIREMENT SAVINGS PLAN

         MEDgenesis has established a retirement savings plan under IRC Section 401(k). This plan will allow employees to make before-tax contributions to the plan on a tax deferred basis, and will also allow for an employer match of employee contributions up to a specified maximum. All employees who meet the requirements for eligibility under the plan will be eligible to participate, which will include virtually all of the full time employees of MEDgenesis.

         An eligible employee may defer up to 15% of compensation into the plan, subject to government mandated maximums. MEDgenesis will match 40% of the first 5% of employee contribution, again subject to regulated maximums. There will also be an option for the MEDgenesis Board of Directors, at its sole discretion, to declare an additional lump sum profit sharing match on an annual basis. Employee contributions are immediately vested, and employer matching contributions will be subject to a graded vesting schedule.

         Loans will be available under certain conditions as specified in the plan. Additionally, hardship withdrawals are available under certain specified conditions, as are withdrawals upon attainment of age 59 1/2. Participants may invest their contributions, as well as the employer contributions on their behalf, in one or more investment fund choices. A distribution of a participant's before and after tax contributions, and vested employer contributions, may be made when a participant terminates employment, becomes disabled, dies or retires. This plan is intended to contribute greatly toward a more financially secure retirement for the employees.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

         Effective July 1, 2000, Chronimed assigned to MEDgenesis and MEDgenesis assumed an existing Employment Agreement with Mr. Taylor as the Chief Executive Officer. The Employment Agreement has a remaining term of two years as of the date of the assignment. Thereafter, automatic renewal will occur every two years, subject to notice of termination provisions. Mr. Taylor has agreed that he will not seek or participate in discussions regarding modification of his assigned Employment Agreement for at least 6 months following the spin-off. MEDgenesis or Mr. Taylor may seek renegotiation of his employment agreement after that time.

         Under the terms of the Agreement, Mr. Taylor's base salary is set at $325,800 per year and may be increased at the discretion of the Board of Directors. Mr. Taylor is eligible to receive an annual bonus at levels established by the Board of Directors and upon attainment of qualitative and quantitative initiatives. Mr. Taylor is also eligible to receive MEDgenesis stock options under the 2000 MEDgenesis Stock Option Plan, the number and terms of which are subject to the discretion of the Board of Directors, and restricted stock under the 2000 Long-Term Incentive Plan, the number and terms of which are also subject to the discretion of a Committee of independent directors. Mr. Taylor receives all other standard employee benefits in accordance with the terms of the terms and provisions of such plans.

         The Agreement further provides that if MEDgenesis terminates Mr. Taylor's employment for any reason other than for cause, or upon disability or death, or Mr. Taylor terminates the Agreement due to a change of employment, all as defined in the Agreement, Mr. Taylor will be entitled to receive salary equal to twelve months of base salary, payment of the average of any bonus paid for the preceding two fiscal years, vesting of all outstanding stock options, and benefit plan participation at the regular ongoing employee rate for up to twenty four months.

         "Cause" is defined as (i) employee's breach of the covenants contained in the Agreement, (ii) commission of any criminal act, or any act of fraud or dishonesty in connection with or related to employee's employment, or (iii) failure to substantially perform duties reasonably required by the Company that are consistent with employee's position. "Change of employment" includes (a) a material and adverse change, without cause, in employee's position, duties, or title, (b) reduction, without cause, in employee's salary or benefits, or (c) a change in the location of performance of most of employee's duties from the general geographic location in which employee performed such duties

         The Employment Agreement also addresses possible change in control of the Company. "Change-in control" is defined as (i) when any "person" as defined in Section 3(a)(9) of the Securities Exchange Act as used in sections 13(d) and 14(d), including a "group" as defined in Section 13(d) of the Securities Exchange Act, but excluding the Company or any subsidiary or parent or any employee benefit plan sponsored or maintained by the Company or any subsidiary or parent (including any trustee of such plan acting as trustee), directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act), of securities of the Company representing greater than 50 (fifty) percent of the combined voting power of the Company's then outstanding securities, (ii) when subsequent to the effective date of the Agreement, the individuals who, at the beginning of such period, constitute the Board ("Incumbent Directors") cease for any reason other than death to constitute at least a majority of the Board, provided however that a Director who was not a Director at the beginning of the period will be deemed to have satisfied the definition of "Incumbent Director" if such Director was elected by, or with the approval or substantially all of the assets of the Company or the adoption of any plan or proposal for the liquidation or dissolution of the Company.

         If, within two years following a Change-in-Control event, the Company terminates Mr. Taylor's employment other than for cause, Mr. Taylor is asked to assume a position, duties, or level of responsibility which are unacceptable to him, or Mr. Taylor is asked to relocate to an unacceptable geographic location, then Mr. Taylor will be entitled to receive thirty-six months of salary continuation; the average sum of the annual bonus compensation paid for preceding three calendar years, in aggregate, and vesting of all outstanding options. See Exhibits: Taylor Employment Agreement.




             ITEM 7: CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


COMMON DIRECTORS

         Maurice R. Taylor is a director of both MEDgenesis and Chronimed. Mr. Taylor has resigned his positions of Chairman and CEO of Chronimed and is the Chairman and CEO of MEDgenesis. Mr. Taylor will continue to serve as a director of Chronimed until the Chronimed Shareholders' 2000 Annual Meeting, at which time he will decline re-election. There will be no other common officers or directors among MEDgenesis and Chronimed following the spin-off.

AGREEMENTS

         MEDgenesis has entered a number of agreements with Chronimed which are effective or will become effective upon the closing date of the MEDgenesis spin-off. These agreements include the Distribution and Spin-off Agreement, the Transition Services Agreement, and a Purchase and Pricing Agreement.


DISTRIBUTION AND SPIN-OFF AGREEMENT

         MEDgenesis and Chronimed have executed a Distribution and Spin-off Agreement (the "Agreement") effective July 1, 2000. The Agreement dictates the terms and conditions by which Chronimed will transfer the assets and liabilities of its Diagnostic Products division to MEDgenesis and distribute all of the outstanding shares of MEDgenesis stock to Chronimed shareholders. Pursuant to the Agreement, Chronimed and MEDgenesis will collaborate on various actions and filings preliminary to public issuance of MEDgenesis stock, including preparation and filing of this Form 10, a shareholders' Information Statement, a NASDAQ listing application, and any materials the parties may deem necessary or appropriate under state blue sky laws.

         To effect the transfer of Chronimed's Diagnostic Products division's assets and liabilities to MEDgenesis, the Agreement provides for the execution of a Subscription Agreement and a Bill of Sale and Assumption Agreement. The Subscription Agreement obligates Chronimed to contribute capital to MEDgenesis, in the form of the Diagnostic Products division assets and business, in exchange for all of the MEDgenesis stock to be issued. The Bill of Sale and Assumption Agreement constitutes the actual transfer of title document and provides a detailed listing of the assets, liabilities, and business conveyed.

         The Agreement further establishes the terms by which Chronimed shareholders will receive from Chronimed all of the shares of MEDgenesis in the form of a dividend. The Agreement provides for treatment of fractional share ownership. Shareholders with rights to a half or greater fractional MEDgenesis share will receive one share for such fractional rights. Shareholders with rights to less than a half MEDgenesis share will receive only their whole number share entitlement. Any non-distributed MEDgenesis shares held by Chronimed following the dividend distribution will be returned to MEDgenesis.


         The Agreement contains comprehensive cross indemnification covenants. MEDgenesis will indemnify Chronimed for any liabilities incurred by MEDgenesis subsequent to the spin-off effective date, certain transferred liabilities, and any breach of a representation or warranty in the Agreement. Transferred liabilities include liabilities under assigned contracts with vendors and customers, product liability accruing prior to the effective date of transfer, any pre-transfer administrative or regulatory liability, pre- and post-transfer environmental liability, patent and other intellectual property liability associated with Chronimed's Diagnostic Products division or MEDgenesis products, other liabilities specific to MEDgenesis' business, brokerage commissions which would be due to PaineWebber in the event of a subsequent sale of all of substantially all of the stock or assets of MEDgenesis, and liability under Chronimed's patent infringement action with Bayer Diagnostics. See Item 8: Legal Proceedings.

         Chronimed will indemnify MEDgenesis for any liabilities not transferred to MEDgenesis under the Agreement or other ancillary agreements, as well as any breach of the Agreement. The Agreement also establishes the respective responsibilities among the parties for transaction expenses.


         MEDgenesis and Chronimed further indemnify one another under the Agreement for taxes related to their respective post spin-off businesses. The Agreement establishes procedures for preparing and filing returns and the parties' respective rights and obligations related to adjustments, credits or refunds. Tax indemnification under the Agreement also addresses possible taxes related to the spin-off transaction. While the spin-off is anticipated to be a tax free event, the Agreement provides that in the event of any subsequent adverse determination by the IRS, tax liabilities assessed at the corporate level will be shared 40% by MEDgenesis and 60% by Chronimed.

         The Agreement also establishes a calculation basis by which adjustments may be made between Chronimed and MEDgenesis for transferred working capital, property, and equipment accounts for business activities occurring up to the date of operational and accounting separation, June 30, 2000. This section of the Agreement requires MEDgenesis to pay Chronimed for working capital increases and new capital projects that benefit MEDgenesis after spin-off, or for Chronimed to pay MEDgenesis for working capital decreases prior to spin-off.

         The Agreement requires that the parties enter into a Transition Services Agreement, by which Chronimed will provide MEDgenesis with support in the areas of accounting, information systems, and legal affairs for various periods of time following the spin-off. The Agreement also enables the parties to obtain access to one another's records as necessary following the spin-off and ensures cooperation in the event of administrative, regulatory, or litigation actions.

         With regard to employees and benefits, the Agreement establishes the parties' respective responsibilities for accrued benefits, vacation, flex account and other benefit balances maintained by Chronimed employees who will become MEDgenesis employees. See Exhibits: Distribution and Spin-off Agreement.

TRANSITION SERVICES AGREEMENT

         MEDgenesis and Chronimed have executed a Transition Services Agreement effective July 1, 2000. The Transition Services Agreement establishes that certain Chronimed functions and employees will provide support services to MEDgenesis for periods up to six months following the spin-off. Individuals with accounting, legal, and information systems skills will provide consulting services to MEDgenesis during the transition. Chronimed will charge MEDgenesis for these consulting services on both an hourly and a flat rate basis, depending on the area of service. MEDgenesis will pay Chronimed on a monthly basis. The individual consultants will remain Chronimed employees and MEDgenesis will have no employer/employee obligations with regard to these individuals. Either party may terminate portions or all of the Transition Services Agreement under conditions stated therein. See Exhibits: Transition Services Agreement

PURCHASE AND PRICING AGREEMENT

         MEDgenesis and Chronimed have also executed a product Purchase and Pricing Agreement. Under that Agreement, MEDgenesis agrees to extend to Chronimed certain volume pricing incentives for purchase of MEDgenesis glucose test systems, lancing products, infusion products, and urine diagnostic products. Chronimed sells these products to end users through its Home Service Medical business unit. The agreement is similar to MEDgenesis pricing agreements with other customers and contains standards terms and conditions, including product liability indemnification and insurance requirements. The Purchase and Pricing Agreement does not obligate Chronimed to minimum purchase volumes other than to obtain volume pricing discounts. See Exhibits: Purchase and Pricing Agreement, Home Service Medical.

SUB-LICENSE AGREEMENT

         Chronimed and MEDgenesis have entered into a Sub-License Agreement by which Chronimed has sublicensed to MEDgenesis Chronimed's rights and responsibilities under a February, 1993 Patent and Know-How License Agreement between Chronimed and Hypoguard Ltd. See Exhibits: Sub-License Agreement. It is anticipated that this Sub-License Agreement will remain in effect until Chronimed obtains Hypoguard's written consent to assign the Patent and Know-How License Agreement to MEDgenesis, or until other claims between Hypoguard and Chronimed are resolved. See Item 8: Legal Proceedings.

OFFICER LOAN

         On July 14, 2000, MEDgenesis paid $674,900 to US Bank in satisfaction of a personal loan US Bank had made to Maurice Taylor. Concurrent with such payment, MEDgenesis obtained from Mr. Taylor his personal promissory note in the amount of $674,900, plus a $674,900 mortgage on his residence and a pledge agreement, both securing repayment of the loan. The promissory note provides for repayment in full on December 31, 2001, with interest accruing at the US Bank reference rate plus 1/2%. Payments of outstanding interest, plus $25,000 in principal, are due quarterly. The mortgage is a standard residential mortgage governed by Minnesota law. The pledge agreement gives MEDgenesis the right to offset any loan default against compensation due Mr. Taylor, subject to Minnesota law. See Exhibits: Promissory Note, Mortgage, and Pledge Agreement.

CERTAIN BUSINESS RELATIONSHIPS

         Director Leo Furcht owns approximately 23% of the outstanding stock of DiaScreen Corporation. Pursuant to and in performance of the January 13, 1998 Asset Purchase Agreement between Chronimed and DiaScreen, by which Chronimed acquired the assets of DiaScreen and which has been assigned to MEDgenesis in the spin-off, MEDgenesis anticipates paying substantial royalties to DiaScreen on sales of urine diagnostic test strips during the current fiscal year. Chronimed paid royalties to DiaScreen, during Chronimed's fiscal year ended June 30, 2000, in the amount of $548,692. MEDgenesis is obligated to pay annual royalties until September 30, 2003. Royalty percentages decrease over time and are capped as to the maximum possible payments due.

                            ITEM 8: LEGAL PROCEEDINGS

         Effective with the spin-off, MEDgenesis will assume Chronimed's rights and liabilities in the lawsuit Chronimed Inc. v. Bayer Corporation, USDC (Minn), #99CV369. Under the terms of the Distribution and Spin-off Agreement, MEDgenesis will indemnify Chronimed against all costs, fees, and damages incurred or assessed following the spin-off. MEDgenesis will receive the benefit of any judgment rendered in favor of Chronimed and the parties will share, pro rated on the basis of expenditure, any legal fees and litigation costs awarded to MEDgenesis. While MEDgenesis will not be substituted as the named Plaintiff, MEDgenesis will assume the full prosecution of Chronimed's cause of action and defense of Bayer's counterclaims.

         In the Bayer action, Chronimed has sued Bayer seeking a declaratory judgment that technology Chronimed uses in its urine diagnostic strips, in particular its leukocyte test feature, is clear of claims asserted in a portfolio of Bayer patents related to leukocyte testing. Bayer counterclaimed alleging infringement of its patents covering both leukocyte and specific gravity tests. Bayer also plead unspecified actual and statutory treble damages. The lawsuit was commenced in March, 1999 and is in the pre-trial discovery phase. The District Court calendar appears to support a mid-2001 trial date. While Chronimed and MEDgenesis are confident in the merits of their case, and will continue to vigorously pursue Chronimed's rights, an adverse ruling could have a material, negative impact on MEDgenesis' business. Possible adverse judgments could include an injunction against the future sale of urine test strips containing leukocyte or specific gravity tests, damages for past sales, treble damages on a finding of willful infringement, and an award of legal fees and costs.


         On June 30, 2000, Hypoguard Ltd. commenced a CPR Part 8 action against Chronimed in Commercial Court, Queens Bench Division, London (2000 Claim No.
737). This action is related to the February, 1993 Patent and Know-How License Agreement between Hypoguard and Chronimed by which Chronimed licenses the exclusive right to manufacture, distribute and sell, in North America and other areas, test strips for use in the Supreme blood glucose monitoring system. The action is injunctive in nature and seeks to prohibit an assignment of the Hypoguard license from Chronimed to MEDgenesis without the prior written consent of Hypoguard.

         Chronimed made written request to Hypoguard on June 22, 2000, seeking Hypoguard's formal consent to assignment, thereby acknowledging the requirement of consent under the license agreement. On June 29, 2000, Chronimed and MEDgenesis entered a Sublicense Agreement by which Chronimed sublicensed to MEDgenesis all rights and responsibilities under the Hypoguard license. See
Exhibits: Hypoguard Sublicense. Chronimed is permitted, under the Hypoguard license, to sublicense its rights and responsibilities to a wholly owned subsidiary of Chronimed, such as MEDgenesis, with Chronimed to remain responsible to Hypoguard for MEDgenesis' performance of the license.

         Chronimed and MEDgenesis have provided Hypoguard information they deem sufficient to permit Hypoguard to evaluate the requested assignment. The Hypoguard license agreement states that Hypoguard may not unreasonably withhold consent to the proposed assignment. Chronimed and MEDgenesis believe the requested assignment is reasonable and justified. Chronimed further believes the Hypoguard London lawsuit is non-ripe and without merit.

          While Chronimed and MEDgenesis are in dialogue with Hypoguard regarding procurement of consent to assignment, Chronimed and MEDgenesis are also evaluating alternatives in the event a timely consent is not obtained. These alternatives may include a re-negotiation of the terms of the 1993 Patent and Know-How License Agreement or restructuring the separation of the Chronimed diagnostic products and pharmacy businesses in a manner that would eliminate the necessity of assignment of the Hypoguard contract. Both a re-negotiation of the contract and a restructuring of the business separation could involve considerable delay. However, both Chronimed and MEDgenesis management believe that the requested consent to assignment can be obtained in a timely fashion.


         Effective with the spin-off, MEDgenesis will assume Chronimed's rights in two customer bankruptcy actions. Chronimed has filed a Proof of Claim in the matter In Re Diabetics Wholesale Club, Inc., Bankr. E.D.N.Y., #99-86372, in which Chronimed seeks payment of an account past due in the amount of $42,677. The claim is non-priority and unsecured. Chronimed has also filed a Proof of Claim in the matter In Re Sun Healthcare Group Inc. et. al., Bankr. Del., #99-3657 through 99-3841, in which Chronimed has asserted an unsecured, non-priority claim for a past due account in the amount of $67,576.

                    ITEM 9: MARKET PRICE OF AND DIVIDENDS ON
           REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS


         There is currently no public market for the common stock of MEDgenesis Inc. In conjunction with the filing of this Registration Statement, MEDgenesis will file an application to include the shares of its common stock on the NASDAQ National Market System under the symbol "MDGN".


         Following completion of the distribution by Chronimed of the shares of MEDgenesis to the shareholders of Chronimed, MEDgenesis expects that it will have approximately 500 shareholders of record and approximately 7,000 beneficial owners. The distribution is expected to be completed on or before ________, 2000. At such time, there are expected to be approximately 4,100,000 shares of the Company's Common Stock outstanding.


         MEDgenesis has never declared or paid cash dividends on its capital stock. MEDgenesis currently intends to retain its earnings to finance its future growth and therefore does not anticipate paying any dividends in the foreseeable future. It is anticipated that the terms of any line of credit the Company may procure will likely prohibit MEDgenesis from paying any dividends or distributions to stockholders unless certain working capital and liquidity requirements are met.


         MEDgenesis has no outstanding warrants or options. As of the date of the spin-off, upon return by Chronimed of all MEDgenesis shares not distributed to Chronimed shareholders, no MEDgenesis affiliates will own MEDgenesis stock.



                ITEM 10: RECENT SALES OF UNREGISTERED SECURITIES


         On June 2, 2000, MEDgenesis issued 4,500,000 shares of common stock to Chronimed for $1,000. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 as a transaction by an issuer not involving any public offering.



        ITEM 11: DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED


GENERAL

         MEDgenesis' authorized capital stock as of the spin-off will consist of 40 million shares of common stock, par value $.01 per share, and 5 million shares of preferred stock, par value $.01 per share. On June 2, 2000 4,500,000 shares of common stock were issued, and are outstanding and owned solely by Chronimed. While no shares of preferred stock will be issued or outstanding, the Directors will have designated 200,000 shares of Series A Junior Preferred stock, in accordance with the Company's Shareholder Rights Plan. See Exhibits:
Shareholder Rights Plan Agreement. All of the shares of issued and outstanding common stock will be distributed by Chronimed as a dividend to persons holding Chronimed shares of record. Following the Chronimed dividend distribution, Chronimed will not own any shares of MEDgenesis. All of the MEDgenesis common shares distributed to Chronimed shareholders will be fully paid and non-assessable.

MEDGENESIS COMMON STOCK


VOTING RIGHTS

         Holders of MEDgenesis common stock will be entitled to one vote for each share on all matters voted on by shareholders. MEDgenesis common stock will possess all voting power of MEDgenesis, except as otherwise required by law or provided in any resolution adopted by the MEDgenesis Board designating any series of MEDgenesis preferred stock. The shares of MEDgenesis common stock will not have cumulative voting rights.

         Although holders of MEDgenesis common stock are generally entitled to vote by simple majority for the approval of amendments to MEDgenesis' Articles of Incorporation, any amendment by shareholders of Article VI of MEDgenesis' Articles of Incorporation, pertaining to constitution of the Board, must be approved by an 80% majority of all shares entitled to vote. See Exhibits:
Articles of Incorporation.

DIVIDEND RIGHTS


         Subject to any preferential or other rights of any outstanding series of MEDgenesis preferred stock that the Board may designate, and subject to the terms of any possible MEDgenesis debt agreements or credit facilities, holders of MEDgenesis common stock will be entitled to such dividends as may be declared from time to time by MEDgenesis' Board from funds legally available.


LIQUIDATION RIGHTS AND OTHER PROVISIONS

         Subject to the prior rights of creditors and the holders of preferred stock that may be outstanding from time to time, the holders of common stock are entitled in any liquidation, dissolution or winding up to share pro rata in the distribution of all remaining assets.

         MEDgenesis common stock is not liable for any calls or assessments and is not convertible into any other securities. There are no redemption or sinking fund provisions applicable to MEDgenesis common stock and ownership of MEDgenesis stock will not render any person liable on account of the debts or obligations of MEDgenesis.

PREEMPTIVE RIGHTS


         No holder of MEDgenesis stock of will have any preemptive right to purchase MEDgenesis shares or securities.



MEDGENESIS PREFERRED STOCK

         MEDgenesis' Board is authorized to issue shares of preferred stock, in one or more series, and to fix the voting powers, designations, preferences and relative, participating, optional and other special rights, qualifications, limitations or restrictions of such shares, subject to the Minnesota Business Corporation Act, without the prior approval of MEDgenesis shareholders. While no shares of preferred stock will be issued in connection with the spin-off, the Directors will have designated 200,000 shares of Series A Junior Preferred stock, in accordance with the Company's Shareholder Rights Plan. See Exhibits:
Shareholder Rights Plan Agreement.




BOARD OF DIRECTORS

         MEDgenesis' Articles of Incorporation and By-laws establish three classes of directorship tenure, resulting in a "staggered" Board. MEDgenesis' Board consists of three directors, one of whom is designated as a Class I director, one of whom is designated as a Class II director, and one of whom is designated as a Class III director. Additional directorships will be apportioned as evenly as possible among the three classes. Class I directors will serve until the conclusion of the 2000 Annual Meeting of Shareholders, Class II directors will serve until the conclusion of the 2001 Annual Meeting of Shareholders, and Class III directors will serve until the conclusion of the 2002 Annual Meeting of Shareholders. Beginning with the 2000 Annual Meeting of Shareholders, an elected director will serve until the conclusion of the third succeeding annual meeting following the director's election. In addition to director removal consistent with the Minnesota Business Corporation Act, and subject to the rights of any holders of any class or series of preferred shares then outstanding, MEDgenesis shareholders may remove a director at any time, with or without cause, but only if such removal is approved by an 80% vote of all the outstanding shares of MEDgenesis stock.

SHAREHOLDER RIGHTS PLAN

         On the date of the dividend distribution of MEDgenesis stock, the MEDgenesis Board of Directors will declare a dividend of one preferred share purchase right (a "Right") per share for each outstanding share of common stock, par value $.0l (the "Common Shares"), of MEDgenesis. The dividend will be payable 30 days following the MEDgenesis stock distribution date (the "Record Date") to shareholders of record on that date.

         Each Right will entitle the registered holder to purchase from MEDgenesis one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $.0l (the "Preferred Shares"), of MEDgenesis at a price of $120 per one one-thousandth of a Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement'), dated as of June 2, 2000, between MEDgenesis and Norwest Bank Minnesota, National Association, as Rights Agent (the "Rights Agent").

         Initially, the Rights will be evidenced by the certificates representing Common Shares then outstanding and no separate Right Certificates will be distributed. The Rights will separate from the Common Shares, and a Rights Distribution Date will occur upon the earlier of: (i) the first date of public announcement that a Person or group of affiliated or associated Persons has become an "Acquiring Person" (i.e., has become, subject to certain exceptions, the beneficial owner of 15% or more of the outstanding Common Shares) (except pursuant to a Permitted Offer, as hereinafter defined) and (ii) the 10th day following the commencement or public announcement of a tender offer or exchange offer, the consummation of which would result in a Person or group of affiliated or associated Persons becoming, subject to certain exceptions, the beneficial owner of 15% or more of the outstanding Common Shares (or such later date as may be determined by the Board of Directors of MEDgenesis prior to a Person or group of affiliated or associated Persons becoming an Acquiring Person) (the earlier of such dates being called the "Rights Distribution Date").

         Until the Rights Distribution Date, (i) the Rights will be evidenced by the Common Share certificates and will be transferred with and only with the Common Shares, (ii) new Common Share certificates issued after the Record Date upon transfer or new issuance of the Common Shares will contain a notation incorporating the Rights Agreement by reference, and (iii) the surrender for transfer of any Common Share certificate, even without such notation or a copy of the Summary of Rights attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate.

         As promptly as practicable following the Rights Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Rights Distribution Date, and such separate Right Certificates alone will evidence the Rights.

         The Rights are not exercisable until the Rights Distribution Date. The Rights will expire on 10 years following issuance, unless extended or earlier redeemed or exchanged by MEDgenesis as described below.

         The Purchase Price payable and the number of Preferred Shares or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution: (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights, options or warrants to subscribe for or purchase Preferred Shares or convertible securities at less than the then current market price of the Preferred Shares, or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those described in clause (ii) of this paragraph). With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in the Purchase Price.

         No fraction of a Preferred Share (other than fractions in integral multiples of one one-thousandth of a share) will be issued and, in lieu thereof, an adjustment in cash will be made based on the closing price on the last trading date prior to the date of exercise.

         The number of outstanding Rights and the number of one one-thousandth of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Rights Distribution Date.


         Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $.0l per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $1,000 per share but will be entitled to an aggregate payment of 1,000 times the payment made per Common Share. Each Preferred Share will have 1,000 votes, voting together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 1,000 times the amount received per Common Share. These rights are subject to adjustment in the event of a stock dividend on the Common Shares or a subdivision, combination or consolidation of the Common Shares.

         In the event that a person or group becomes an Acquiring Person (except pursuant to a Permitted Offer (as defined below)), each holder of a Right, other than the Acquiring Person or the affiliates, associates or transferees thereof (whose Rights will thereafter be void), will thereafter have the right to receive upon exercise thereof at the then current exercise price of the Right that number of Common Shares having a market value of two times the exercise price of the Right, subject to certain possible adjustments.

         In the event that MEDgenesis is acquired in certain mergers or other business combination transactions or 50% or more of the assets or earning power of MEDgenesis and its subsidiaries (taken as a whole) are sold after a person or group becomes an Acquiring Person (except pursuant to a Permitted Offer), holders of the Rights will thereafter have the Right to receive, upon exercise thereof at the then current exercise price of the Right, that number of Common Shares of the acquiring company (or, in certain cases, one of its Affiliates) having a market value of two times the exercise price of the Right.

         A "Permitted Offer" is a tender offer or an exchange offer for all outstanding Common Shares of MEDgenesis at a price and on terms determined by a majority of the Board of Directors of MEDgenesis who are not officers of MEDgenesis and who are not Acquiring Persons or affiliates or associates of an Acquiring Person and after receiving advice from one or more investment banking firms, to be (a) fair to shareholders (taking into account all factors which the Board of Directors deems relevant) and (b) otherwise in the best interests of MEDgenesis and its shareholders, employees, customers, suppliers and creditors and the communities in which MEDgenesis does business, and which the Board of Directors determines to recommend to the shareholders of MEDgenesis.

         At any time after a Person becomes an Acquiring Person (subject to certain exceptions), and prior to the acquisition by a Person of 50% or more of the outstanding Common Shares, the Continuing Directors may exchange all or part of the Rights for Common Shares at an exchange ratio per Right equal to the result obtained by dividing the exercise price of a Right by the current per share market price of the Common Shares, subject to adjustment.

         At any time before a Person has become an Acquiring Person, the Continuing Directors may redeem the Rights in whole, but not in part, at a price of $.0l per Right (the "Redemption Price"), subject to adjustment. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as such Continuing Directors may, in their sole discretion, establish.


         A "Continuing Director" is a member of the Board of Directors who was a member of the Board on the date of the dividend distribution of MEDgenesis stock, or who subsequently became or becomes a member of the Board of Directors with the recommendation or approval of a majority of the Continuing Directors. Continuing Directors do not include any Acquiring Person or affiliate or associate of an Acquiring Person

         Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of MEDgenesis, including without limitation, the right to vote or to receive dividends. See Exhibits: Shareholder Rights Plan Agreement.



CONTROL SHARE ACQUISITIONS


         Shares of publicly traded, Minnesota corporations obtained in a control share acquisition will be afforded full voting rights only if the control share acquirer follows the procedures required under Minnesota Business Corporation Act Section 302A.671. This "Control Share Acquisition" statute is triggered, unless expressly exempted in the public corporation's articles or bylaws, any time that a person or group proposes to acquire at least 20% of a class of the public corporation's shares

         To preserve potential voting rights, an acquirer must deliver to the public corporation an information statement including the identity and background of the acquiring person; the number and class of shares beneficially owned by the acquirer before the control share acquisition; the number and class of shares proposed to be acquired; and certain other information.

         Following submission of the information statement, the acquirer must request a special meeting of the public corporation's shareholders. The acquirer may not call the special meeting unless at the time of delivery of the information statement, the acquirer has entered into and delivered to the public corporation copies of a definitive financing agreement for any of the acquisition funds not provided by the acquirer.

         The shares acquired within the percentage ranges specified in the information statement will have full voting rights within their class of shares only if the control share acquisition is approved by a majority of shares entitled to vote, both including and excluding shares held and voted by the acquirer. The control share acquisition must be consummated within 180 days of approval in order for the acquired shares to retain voting rights. If the control acquisition is not approved by the shareholders, shares obtained in the control acquisition will not have voting rights unless or until they are re-conveyed to a person other than the acquirer. If the re-conveyance itself would constitute a control share acquisition, the new transfer is also subject to the control share acquisition statute.

         Further, if an information statement is not delivered to the public corporation within ten days of a control share acquisition, or the shareholders fail to approve the control share acquisition, the corporation may redeem all, but not less than all, the control shares acquired. The redemption price would be the market value at the time of the redemption call.



BUSINESS COMBINATIONS

         The Minnesota Business Corporation Act, Section 302A.673 requires that boards of public corporations be afforded the opportunity to review proposed business combinations. Under the business combinations statute, an issuing public corporation may not engage in a business combination with an interested shareholder, within four years of the interested shareholder's share acquisition date, unless the business combination or interested shareholder's share acquisition has received prior approval by a committee of disinterested directors. Boards of public corporations are obligated to review and respond to written, good faith, definitive business combination or share acquisition proposals within 30 days. A recipient board must form a committee of disinterested persons to review the proposal.



        ITEM 12: LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The Minnesota Business Corporation Act, Section 302A.521, requires corporate indemnification of persons acting in their official capacity on behalf of the corporation. The indemnification obligation extends to directors, officers, and employees. An officer, director or employee will qualify for indemnification if, with respect to the act for which indemnification is sought, the person:

         1.       Has not been indemnified by another organization,
         2.       Acted in good faith,
         3.       Received no improper personal benefit,
         4. In the case of a criminal proceeding, had no reasonable cause to believe the act was unlawful, and
         5. Reasonably believed the act was in the best interests of the corporation, or not opposed to the best interests of the corporation, depending on the nature of the corporation.

         Section 302A.521 permits a corporation, in its articles or bylaws, to prohibit or limit indemnification if such prohibition or limitation is applied equally to all persons within a given class and is not applied retroactively to deny a right previously existing. MEDgenesis' Articles and Bylaws do not prohibit or limit indemnification of officers, directors or employees.

         Consistent with Minnesota Business Corporation Act Section 302A.251, MEDgenesis' Articles of Incorporation establish that MEDgenesis directors shall not be personally liable to MEDgenesis or its shareholders for monetary damages for breach of duty as a director, except for:

         1. liability based on a breach of loyalty to the corporation or the shareholders,
         2. liability for acts or omissions not in good faith or involving knowing violation of the law,
         3. liability based on the payment of an improper dividend or repurchase of the corporation's stock, or
         4. liability for any transaction for which the director received an improper personal benefit, or
         5. liability for any act occurring prior to the effective date of the Articles of Incorporation.


         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling MEDgenesis pursuant to the foregoing provisions, MEDgenesis has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

              ITEM 13: FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

SELECTED HISTORICAL FINANCIAL DATA

         The following table sets forth certain historical financial data of MEDgenesis. The financial information presented under the headings "July 2, 1999", "July 3, 1998", and "June 27, 1997" is audited information. The remaining information is unaudited. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and the Notes thereto. The following information may not be indicative of future operating results.

                       THREE MONTHS ENDED      NINE MONTHS ENDED                            YEAR ENDED
                      --------------------    --------------------     --------------------------------------------------------

                      MARCH 31,    APRIL 2,   MARCH 31,    APRIL 2,     JULY 2,     JULY 1,    JUNE 27,    JUNE 28,    JUNE 30,
                          2000        1999        2000        1999        1999        1998        1997        1996        1995
                          ----        ----        ----        ----        ----        ----        ----        ----        ----

                               (in thousands except per share information
OPERATING DATA


Revenues                $8,083      $7,638     $24,980     $22,723     $29,789     $25,041  $28,964(a)  $28,975(a)  $13,953(a)
Operating Income           567       1,121       2,342       5,113       5,671       9,224    8,183(b)       7,488       1,679
Net Income              635(c)         684    1,718(c)       3,119       3,459       5,671    5,022(b)       4,642       1,042
Pro Forma Earnings

   Per Share (d)
   Basic               0.16(c)                 0.43(c)                    0.86
   Diluted             0.16(c)                 0.43(c)                    0.85



                                                          MARCH 31,     JULY 2,     JULY 3,    JUNE 27,    JUNE 28,    JUNE 30,
                                                              2000        1999        1998        1997        1996        1995
                                                              ----        ----        ----        ----        ----        ----

                                                                                       (in  thousands)
BALANCE SHEET DATA

Total Assets                                               $14,000     $14,132     $14,135      $8,622     $11,043      $5,565
Long-Term Debt                                                 - -         - -         - -         - -         - -         - -
Total Equity (e)                                            11,743      11,624      12,269       6,304       7,120       3,532



(a) Includes revenue from a discontinued product line, Quick Check, of $8.3 million, $13.8 million and $5.9 million in fiscal 1997, 1996 and 1995, respectively.


Includes unfavorable impact of write-off of HCI note - operating income ($1,374) and net income ($844).(b)


(c) Includes favorable impact of gain on sale of securities--net income $289 and pro forma EPS $0.07.

(d) Basic and diluted pro forma earnings per share has been calculated using pro forma basic and diluted weighted average shares outstanding for each of the periods presented. Pro forma basic weighted average shares have been calculated by adjusting Chronimed's historical basic weighted average shares outstanding for the applicable period to reflect the number of MEDgenesis shares that would have been outstanding at the time assuming the distribution of one share of MEDgenesis common stock for three shares of Chronimed common stock. Pro forma diluted weighted average shares for MEDgenesis reflect an estimate of the potential dilutive effect for common stock equivalents. Such estimate is calculated based on Chronimed's dilutive effect of stock options divided by three to reflect the distribution ratio.

(e) Total equity has been reduced by the net cash paid by MEDgenesis as an internal business unit to Chronimed Inc. as the corporate fiduciary for cash management. Total Assets and Total Equity therefore do not necessarily reflect the balances that would have been created if MEDgenesis had been a standalone entity.

SELECTED QUARTERLY FINANCIAL DATA

         Selected Quarterly Financial Data has been provided in Note 14 of Notes to the Financial Statements.


PRO FORMA FINANCIAL INFORMATION
         Prior to July 1, 2000, the diagnostic products business operated within Chronimed and not as a separate company or subsidiary. The financial statements reflect assets, liabilities, revenues and expenses that were directly attributable to the diagnostic products business plus an allocation of certain facilities expenses and general and administrative costs for senior management, information systems, accounting, investor relations, insurance, and legal and corporate services, which were incurred at a corporate level within Chronimed. These costs were allocated between the continuing Chronimed business and MEDgenesis based on revenues, personnel, occupied space, and estimates of usage or time spent to provide services, as deemed appropriate by Chronimed's management to equitably allocate the full cost of doing business to the respective entities.

         Cash generated by the diagnostic products business was used for general corporate purposes and to fund the growth of Chronimed's other businesses. No inter-divisional advance accounts were kept, and no interest was credited to the diagnostic products business.

         Given these facts, the pro forma financial statements do not differ materially from the audited financial statements. However, readers are advised that MEDgenesis' future prospects may reflect the following items that are not currently factored into the historical financial statements:

FUTURE ADMINISTRATIVE AND PUBLIC COMPANY COSTS
         As a stand-alone business following the spin-off, it is likely that MEDgenesis' cost for senior management, information systems, accounting, investor relations, insurance, and legal and corporate services will be higher than the amounts allocated from Chronimed during the historical period, noted above. For example, rather than share a portion of the larger company's senior management expenses, the new entity will incur the full cost of its own senior management team. Management estimates that these additional costs could be in the range of $800,000 to $1 million per year, which would reduce pre-tax operating income by the same amount, and would reduce after-tax net income by $490,000 to $610,000 per year. The pro forma earnings per share impact of these additional costs would be $0.12 to $0.15.

FUTURE INTEREST EXPENSE AND INCOME
          On July 1, 2000 Chronimed and MEDgenesis began keeping separate accounting ledgers, fixing June 30, 2000 as a "settlement date" on which to calculate certain cash adjustments for activities from the date the spin-off was announced through the settlement date. See Item 7, Agreements: Distribution and Spin-off Agreement. Pursuant to the terms of the Distribution and Spin-off Agreement, MEDgenesis' opening balance sheet as of July 1, 2000 had no cash. The net working capital amount on that date was fixed at the net working capital balance as of March 31, 2000. Other long term assets and liabilities will include only those items directly attributable to the diagnostic products business valued at Chronimed's net book value. Shareholders' equity will be computed as the difference between the assets and liabilities as determined above. This amount ($11.7 million as of March 31, 2000) effectively represents the cumulative amount of cash generated by the diagnostic products business since inception.

         Management believes it likely that following the spin-off it will be necessary for MEDgenesis to fund its working capital needs by drawing upon its bank line of credit from time to time, but that if future cash flows continue to be positive, investments in interest bearing accounts and securities will produce interest income. Consequently, the company will record both interest income and expense in future periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the related "Liquidity and Capital Resources" section for additional information on cash flow.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS


         The following is a discussion of the results of operations and current financial position of MEDgenesis on a stand-alone basis. This discussion should be read in conjunction with the Financial Statements and Notes thereto.


         The fiscal years and quarter periods referenced herein are as follows:


            FISCAL YEAR                          YEAR ENDED
            -----------                          ----------
                1999                         7/2/1999 (52 weeks)
                1998                         7/3/1998 (53 weeks)
                1997                         6/27/1997 (52 weeks)

            3RD QUARTER                          MONTH ENDED
            -----------                          -----------
                2000                         March 31 (13 weeks)
                1999                         April 29 (13 weeks)




INCOME AND EXPENSE ITEMS AS A PERCENTAGE OF REVENUE

                                                    YEAR                   NINE MONTHS       THREE MONTHS
                                                    ENDED                      ENDED              ENDED
                                                    -----                      -----              -----
                                          1999       1998      1997    Q3 2000   Q3 1999    Q3 2000   Q3 1999
                                      --------  ---------  --------   --------  --------  ---------  --------
Revenues                                100.0%     100.0%    100.0%     100.0%    100.0%     100.0%    100.0%
Cost of revenues                          53.2       37.3      47.3       60.2      50.6       61.2      56.1
Gross profit                              46.8       62.7      52.7       39.8      49.4       38.8      43.9
Operating expenses
   Selling and marketing                  15.1       15.3      10.7       15.4      15.0       15.2      15.8
   Research and development                3.1        1.5       1.8        3.7       2.8        3.9       3.3
   General and administrative              9.5        9.0      12.0       11.3       9.1       12.7      10.1
                                      --------  ---------  --------   --------  --------  ---------  --------
                                          27.7       25.8      24.5       30.4      26.9       31.8      29.2
Income from operations                    19.0       36.8      28.2        9.4      22.5        7.0      14.7
Other income                               - -        - -       - -        1.9       - -        5.9       - -
Income tax expense                         7.4       14.2      10.9        4.4       8.8        5.0       5.7
                                      --------  ---------  --------   --------  --------  ---------  --------
Net income                               11.6%      22.6%     17.3%       6.9%     13.7%       7.9%      9.0%
                                      ========  =========  ========  =========  ========  =========  ========


BUSINESS

         The Company is a medical product and service business focusing on blood and urine medical diagnostic products and related accessories that it has either developed and manufactures, owns outright, or controls through exclusive license or distribution agreements. Designed for either institutional use (long-term care facilities, hospitals and clinical settings) or consumer use (in-home healthcare), these products are sold to a variety of customers, including distributors, institutions, independent agents, HMOs, durable medical equipment suppliers and secondary retail chain outlets.

RECAP OF RESULTS


NINE MONTHS ENDED MARCH 31, 2000 COMPARED TO NINE MONTHS ENDED APRIL 2, 1999-- Total revenues increased $2.3 million or 9.9% to $25.0 million compared to the prior year's first nine months of $22.7 million. The Assure biosensor meter introduced in late fiscal 1999 accounted for $3.3 million of revenue growth. The Assure revenue growth was partially offset by a decline in revenue from the Company's proprietary blood glucose systems, Supreme and Select combined, which were down $1.6 million. The remaining $600,000 of revenue growth came primarily from the lancet and DiaScreen urine lines.


         Income from operations decreased from $5.1 million to $2.3 million due to continuing price and cost pressures on the gross profit margin, which was 39.8% against 49.4% in the comparable period a year ago. Also, dollar and percentage increases in operating expenses contributed to the decline in income from operations. A significant portion of increased operating expenses can be attributed to the Bayer lawsuit, the development of new strategic organizational and product pursuits and the expansion of the international distribution network. Net income was $1.7 million, or 6.9% of revenue, compared to $3.1 million, or 13.7% in the corresponding prior year period.


         The quarter ended March 31, 2000 income from operations is down significantly from last year's quarter for substantially the same reasons noted above. A realized gain on the sale of investment securities in the third quarter of fiscal 2000 contributed $474,000 or 5.9% of revenue, to other income. Net income was $635,000, or 7.9% of revenue, compared to $684,000, or 9.0%, in the comparable prior year period.


         Net cash provided by operations continued to be strong in the recent nine month period, though down $1.6 million from last year's nine month period due primarily to decreased net income. The Company provided direct financing to Chronimed of $2.2 million compared to $2.6 million for the first nine months of 1999.


FISCAL YEAR 1999 COMPARED TO FISCAL YEAR 1998 Total revenues for 1999 increased $4.8 million or 19% to $29.8 million compared to the prior year of $25.0 million on the strength of the Company's new Select GT blood glucose system, which was aimed at the retail consumer market. Revenue from this new product in 1999 was $3.1 million. Additional new product introductions in the lancet and urine lines accounted for the remaining revenue growth of $1.7 million. The Company experienced a significant reduction in gross profit margins, which fell 16 percentage points to 46.8% from a historical high of 62.7% in fiscal 1998. Income from operations decreased 39% from $9.2 million to $5.7 million because of the gross margin reduction and increased operating expenses to support new product offerings. The reduction in gross margin was due to significant price pressures in the long term care market, less-than-expected revenue from the March 1998 acquisition of the DiaScreen urine line, and a slow ramp-up of Select GT blood glucose strip sales. Net income decreased $2.2 million, from $5.7 million the previous year to $3.5 million for fiscal 1999 primarily as a result of the gross margin reduction.

         Net cash provided by operations was $8.3 million in 1999 compared to $4.5 million in 1998 on the strength of working capital improvements. The Company used $4.1 million for the purchase of property, plant and equipment--mostly monitoring equipment--and other investing activities in 1999, compared to $4.8 million in 1998, of which $1.9 million was used for the DiaScreen urine line acquisition.

FISCAL YEAR 1998 COMPARED TO 1997 Total revenues declined $4.0 million or 14% in 1998 from $29.0 million in 1997 to $25.0 million in 1998. This decline is the result of the discontinuance of a lower margin third party blood glucose strip product, which created a $7.0 million reduction in revenue. This decline was offset by $3.0 million of growth in the Company's Supreme, Select GT, and lancet lines. Gross profit margins increased ten percentage points from 52.7% to 62.7% as the higher margin, proprietary, Supreme and Select GT product revenue partially replaced the lower margin discontinued third party product. General and administrative expense (G&A) decreased by three percentage points and $1.2 million. The primary reason for the decline in G&A expense was the write off of the note due from Health Craft International (HCI) for $1.4 million in 1997. The Company determined in 1997 that the HCI note was uncollectable due to the declining financial status of HCI. As a result of the above margin and G&A improvements, net income increased 13% over the prior year to $5.7 million.

OPERATING EXPENSES


         The Company's operating expenses include selling and marketing, research and development, and general and administrative expenses. Annual operating expenses have historically been in the range of 24% to 28% of revenue. Operating expenses have increased to 30.4% of revenue for the nine months ended March 31, 2000, and to 31.8% for the most recent quarter then ended. The nine month period increase of 3.5 percentage points versus the prior nine month period can be attributed primarily to legal fees related to the Company's lawsuit with Bayer (almost two percentage points), an increase in product development and FDA compliance efforts (one percentage point), and an increase in bad debt reserves as a result of nursing home bankruptcies (almost one percentage point). The most recent quarter increase of 2.6 percentage points was a result of these same factors.

         Overall operating expenses as a percent of revenue have increased from 24.5% in 1997 to 25.8% in 1998 and to 27.7% in 1999. Of this total, research and development expenses increased to 3.1% in 1999, compared to 1.5% and 1.8% for 1998 and 1997, respectively. Selling and marketing expenses increased from 10.7% of revenue in 1997 to 15.3% and 15.1% in 1998 and 1999, respectively. The increased spending in research and development and in selling and marketing was driven by the introduction of new products --- Select GT, Assure, DiaScreen and lancets --- and the planned expansion of the sales force. General and administrative (G&A) expenses decreased from 12.0% of revenue in 1997 to 9.0% of revenue in 1998 due to the 1997 write off of $1.4 million (4.8 percentage points of revenue) for an uncollectible note receivable from HCI. G&A expenses increased from 9.0% of revenue in 1998 to 9.5% of revenue in 1999 due to personnel additions in administration, customer service and fulfillment.

         The financial statements include an allocation of certain general corporate expenses of Chronimed for information systems, finance, legal and corporate services which was based upon revenues, personnel, space, and estimates of usage or time spent to provide services. Allocated general and administrative expenses were approximately $2.0 million in 1999, $1.6 million in 1998, and $1.7 million in 1997. The allocation was $1.5 million for the nine months ended March 31, 2000, and $1.4 million for the nine months ended April 2, 1999.

         It is expected that after the spin-off the Company will have its own senior management, information services, investor relations, accounting and human resources instead of sharing the cost of these functions with Chronimed. Management anticipates these additional costs related to operating as a stand-alone public corporation to be between $800,000 and $1 million annually.


ACQUISITIONS


         In March 1998, the Company acquired the assets of DiaScreen Corporation, a medical diagnostic products company, for $1.9 million in cash. The purchase agreement provides for additional payments up to a maximum of $3.2 million if certain product revenue levels are met or exceeded. As of March 31, 2000, the Company has paid $549,000 in additional payments to DiaScreen which have been recorded as goodwill.


TAX MATTERS

         As a result of the separation from Chronimed, the results of MEDgenesis operations will no longer be combined with those of Chronimed in reporting income for income tax purposes. This should not have a material adverse effect on income taxes or earnings beyond what has been provided for in the historical financial statements that have been prepared as if the Company was a separate entity.


         The effective tax rates in the historical financial statements were 39.0%, 38.5% and 38.6% for the three years ended 1999, 1998 and 1997, respectively. The Company's future effective tax rate will largely depend on its structure and tax strategies as a separate company.

LIQUIDITY AND CAPITAL RESOURCES


         Chronimed manages its cash and financing activities at the corporate level. As a result, cash and cash equivalents, corporate investments, debt and related interest income and expense were not allocated to the Company in the financial statements. The Company's financing requirements are represented by cash transactions with Chronimed and are reflected in the "Net Investment by Chronimed" account (See Note 7 of Notes to the Financial Statements). Activity in the "Net Investment by Chronimed" account relates to net cash flows of the Company as well as changes in the assets and liabilities not allocated to the Company.

         In recent years, the Company has been able to generate internal cash for its capital financing needs and has no allocated debt from Chronimed. Net cash provided by operations was $4.1 million for the nine months ended March 31, 2000 compared to $5.7 million for the nine months ended April 2, 1999. The decrease is due mainly from a decline in net income of $1.4 million. Offsetting the decline in net cash provided by operations was a $1.2 million reduction in cash used in investing activities, due mainly to reduced purchases of property and equipment and net proceeds from the sale of securities. The result of operating and investing activities was that the Company provided cash to Chronimed in the amount of $2.2 million for the nine months ended March 31, 2000, compared to $2.7 million for the nine months ended April 2, 1999. During fiscal years 1999 and 1997 the Company provided $4.3 million and $5.8 million in cash, respectively, to Chronimed. In 1998, Chronimed provided $300,000 in cash to the Company. The major reasons the Company reversed direction in 1998 from being a provider of cash to Chronimed to being a user of cash from Chronimed were the $1.9 million acquisition of the DiaScreen line, increased investment in inventory and receivables of $3.0 million, and increased purchases of property and equipment of $1.4 million.

         It is anticipated that cash flows will continue to satisfy internal operating needs through fiscal 2001. For the last three years, the major use of cash has been for purchases of property and equipment --- $3.1 million, $2.9 million and $1.5 million for fiscal years 1999, 1998 and 1997, respectively. If capital requirements exceed current expectations, long term financing may be required. Due to a long track record of profitability and positive cash flow, the prospect of obtaining financing at attractive market rates appears reasonable, though not guaranteed. The Company has obtained a bank line of credit of $5 million in July 2000. See Exhibits: US Bank Credit Agreement.


NEW ACCOUNTING STANDARDS

         Certain accounting standards have been issued which the Company is not yet required to adopt. See Notes to Financial Statements for a discussion of the applicable standards.


MEDGENESIS' FISCAL YEAR

         MEDgenesis has adopted a fiscal year ending the Friday closest to December 31, in contrast to the Chronimed fiscal year, which ends the Friday closest to June 30. MEDgenesis will continue to use a four-week, four-week, five-week (4-4-5) quarterly accounting cycle. The Company's first fiscal year following the spin-off will be a stub period from the Distribution Date to December 29, 2000. The fiscal year 2001 will end on December 28, 2001.

            ITEM 14: CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

None



                   ITEM 15: FINANCIAL STATEMENTS AND EXHIBITS


         The Financial Statements filed as part of this Form 10 can be found and referenced in the following "Index to Historical Financial Statements." The Financial Statement Schedule, Valuation and Qualifying Accounts and Reserves, can be found on page S-1, immediately following the Financial Statements.

                    INDEX TO HISTORICAL FINANCIAL STATEMENTS


                                                                           PAGE
Report of Independent Auditors..............................................F-1

Balance Sheets as of July 2, 1999, July 3, 1998
         and March 31, 2000 (unaudited).....................................F-2

Statements of Income for the years ended July 2, 1999, July 3, 1998 and
         June 27, 1997 and the nine and three months ended March 31,
         2000
         and April 2, 1999 (unaudited)......................................F-3

Statements of Cash Flows for the years ended July 2, 1999, July 3, 1998 and June 27, 1997 and the nine months ended March 31, 2000 and April 2, 1999 (unaudited)......................................F-4

Notes to Financial Statements...............................................F-5

                         REPORT OF INDEPENDENT AUDITORS


Stockholders
Chronimed Inc.

We have audited the accompanying balance sheets of the businesses of Chronimed Inc. that comprise MEDgenesis Inc., (as described in Note 1 to the financial statements) as of July 2, 1999 and July 3, 1998, and the related statements of income and cash flows for each of the three years in the period ended July 2, 1999. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MEDgenesis Inc. at July 2, 1999 and July 3, 1998, and the results of its operations and its cash flows for each of the three years in the period ended July 2, 1999, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                             /s/ Ernst & Young LLP


Minneapolis, Minnesota
May 1, 2000

                                 MEDgenesis Inc.
                                 Balance Sheets
                                 (in thousands)


                                                                 JULY 2, 1999     JULY 3, 1998       MARCH 31, 2000
                                                           ------------------- -------------------  ----------------
                                                                                                      (Unaudited)
ASSETS
Current assets:
  Accounts receivable (net of allowance of $75, $77 and
    $227 at July 2, 1999, July 3, 1998 and March 31, 2000)             $3,741              $3,410            $4,642
  Inventories                                                           4,391               5,112             3,087
  Other current assets                                                    171                   9               463
  Deferred taxes                                                            -                 123                 -
                                                           ------------------- -------------------  ----------------
Total current assets                                                    8,303               8,654             8,192

Property and equipment                                                 12,104               8,957            14,287
Allowance for depreciation                                             (7,752)             (4,108)          (10,541)
                                                           ------------------- -------------------  ----------------
                                                                        4,352               4,849             3,746

Available-for-sale securities                                             608                   -             1,104
Goodwill, net                                                             869                 632               958
                                                           ------------------- -------------------  ----------------
Total assets                                                          $14,132             $14,135           $14,000
                                                           =================== ===================  ================

LIABILITIES AND EQUITY
Current liabilities:
  Accounts payable                                                     $1,313                $934            $1,270
  Accrued royalties                                                       627                 266               411
  Accrued commissions                                                     193                 230               201
  Accrued vacation                                                        117                 120               125
  Accrued salaries and bonuses                                            103                 159                75
  Other accrued expenses                                                    -                   -                20
  Deferred taxes                                                           72                   -                72
                                                           ------------------- -------------------  ----------------
Total current liabilities                                               2,425               1,709             2,174

Deferred taxes                                                             83                 157                83

Equity
   Accumulated other comprehensive income                                 158                   -               799
   Divisional equity                                                   11,466              12,269            10,944
                                                           ------------------- -------------------  ----------------
                                                                       11,624              12,269            11,743
                                                           ------------------- -------------------  ----------------
Total liabilities and equity                                          $14,132             $14,135           $14,000
                                                           =================== ===================  ================


SEE ACCOMPANYING NOTES.

                                 MEDgenesis Inc.
                              Statements of Income
                    (in thousands, except per share amounts)



                                         YEAR ENDED                      NINE MONTHS ENDED      THREE MONTHS ENDED
                             -------------------------------------- ------------------------- -----------------------
                               July 2,      July 3,     June 27,     March 31,     April 2,    March 31,   April 2,
                                1999         1998         1997          2000         1999        2000        1999
                             ------------ ------------ ------------ ------------- ----------- ------------ ----------
                                                                                 (Unaudited)              (Unaudited)
Revenues                         $29,789      $25,041      $28,964       $24,980     $22,723       $8,083     $7,638
Cost of revenues                  15,855        9,345       13,699        15,038      11,497        4,948      4,287
                             ------------ ------------ ------------ ------------- ----------- ------------ ----------
Gross profit                      13,934       15,696       15,265         9,942      11,226        3,135      3,351

Operating expenses
   Selling and marketing           4,507        3,830        3,085         3,839       3,403        1,231      1,209
   Research and development          934          377          511           934         642          316        254
   General and administrative      2,822        2,265        3,486         2,827       2,068        1,021        767
                             ------------ ------------ ------------ ------------- ----------- ------------ ----------
Total operating expenses           8,263        6,472        7,082         7,600       6,113        2,568      2,230
Income from operations             5,671        9,224        8,183         2,342       5,113          567      1,121
Other income                        -            -            -              474        -             474        -
                             ------------ ------------ ------------ ------------- ----------- ------------ ----------
Income before taxes                5,671        9,224        8,183         2,816       5,113        1,041      1,121
Income tax expense                 2,212        3,553        3,161         1,098       1,994          406        437
                             ------------ ------------ ------------ ------------- ----------- ------------ ----------
Net income                        $3,459       $5,671       $5,022        $1,718      $3,119         $635       $684
                             ============ ============ ============ ============= =========== ============ ==========


Pro forma net income per share
   Pro forma Basic EPS             $0.86                                   $0.43                    $0.16
   Pro forma Basic weighted-
      average shares               4,032                                   4,035                    4,044

   Pro forma Diluted EPS           $0.85                                   $0.43                    $0.16
   Pro forma Diluted weighted-
      average shares               4,085                                   4,035                    4,044





SEE ACCOMPANYING NOTES.

                                 MEDgenesis Inc.
                            Statements of Cash Flows
                                 (in thousands)



                                                                   YEAR ENDED                           NINE MONTHS ENDED
                                                  ------------------------------------------------ ---------------------------
                                                     JULY 2,          JULY 3,        JUNE 27,       MARCH 31,      APRIL 2,
                                                       1999            1998            1997            2000          1999
                                                  ---------------  -------------- ---------------- -------------  ------------
                                                                                                                 (Unaudited)
OPERATING ACTIVITIES
Net income                                                $3,459          $5,671           $5,022        $1,718        $3,119
Adjustments to reconcile net income to net
  cash provided by operating activities
     Depreciation and amortization                         3,894           1,611            1,769         3,027         2,688
     Gain on sale of securities                              -                -               -            (474)            -
     Write off of HCI note                                   -                -             1,374            -              -
     Deferred income taxes                                   121              22              (82)           -              -
     Changes in operating assets and liabilities
        Accounts receivable                                 (331)           (638)           1,694          (901)         (944)
        Inventory                                            721          (1,557)            (901)        1,304           865
        Accounts payable                                     379            (846)            (370)          (43)         (134)
        Accrued expenses                                     265             249           (1,153)         (208)          216
        Other assets                                        (162)             (9)              17          (292)         (114)
                                                  ---------------  -------------- ---------------- -------------  ------------
Net cash provided by operating activities                  8,346           4,503            7,370         4,131         5,696

INVESTING ACTIVITIES
Acquisitions, net of cash acquired                          (487)         (1,869)             -            (327)         (237)
Purchases of property and equipment                       (3,147)         (2,928)          (1,532)       (2,183)       (2,500)
Purchases of available-for-sale securities                  (450)             -               -              -           (300)
Proceeds from sale of securities                             -                -               -             619             -
                                                  ---------------  -------------- ---------------- -------------  ------------
Net cash used in investing activities                     (4,084)         (4,797)          (1,532)       (1,891)       (3,037)

FINANCING ACTIVITIES
Net cash provided (to) from Chronimed Inc.                (4,262)            294           (5,838)       (2,240)       (2,659)
                                                  ---------------  -------------- ---------------- -------------  ------------
Net cash (used in) provided by financing activities       (4,262)            294           (5,838)       (2,240)       (2,659)

Increase (decrease) in cash                                    -               -                -             -             -
                                                  ---------------  -------------- ---------------- -------------  ------------
Cash at beginning and end of year                         $    -          $    -           $    -        $    -        $    -
                                                  ===============  ============== ================ =============  ============



SEE ACCOMPANYING NOTES.

                                 MEDGENESIS INC.
                          NOTES TO FINANCIAL STATEMENTS

1.       BACKGROUND, BASIS OF PRESENTATION AND NATURE OF OPERATIONS

BACKGROUND

         MEDgenesis Inc. (the "Company" or "MEDgenesis") is a newly formed Minnesota corporation, which initially will be a wholly owned subsidiary of Chronimed Inc. ("Chronimed"). On March 13, 2000, Chronimed announced its intention to spin-off its diagnostic products business as an independent, publicly owned company. This transaction is expected to be effected through a tax-free dividend of shares of the Company to Chronimed shareholders during August, 2000 (the "Distribution"). Prior to the Distribution, Chronimed plans to transfer to the Company substantially all of the assets and liabilities associated with Chronimed's diagnostic products business at historical cost. The assets will be separated and liabilities assumed at net book value. There will be no write up or write down of assets or liabilities and therefore no goodwill associated with the transfer. Chronimed and the Company will enter into a number of agreements to facilitate the Distribution and the transition of the Company to an independent business enterprise. Immediately following the Distribution, Chronimed will no longer have an equity investment in the Company other than shares of the Company held in trust for employee benefit plans. Chronimed will also retain liabilities relating to MEDgenesis that are not able to be released, terminated or replaced prior to the Distribution Date. MEDgenesis will fully indemnify Chronimed for any payments made toward these liabilities. Neither Chronimed nor MEDgenesis has recorded any contingent liabilities. Refer to Note 13, Legal Proceedings, for additional disclosure.


         Chronimed believes that the Distribution should be tax-free to Chronimed and its shareholders, based on certain limitations. One limitation would restrict certain transactions after the distribution that result in a change of control of either Chronimed or MEDgenesis. Chronimed has not received a tax ruling from the Internal Revenue Service in advance of the Distribution. Should the Distribution be challenged by the Internal Revenue Service and deemed to be taxable, MEDgenesis has indemnified Chronimed for a portion of the corporate tax liability paid by Chronimed on the Company's behalf. Any shareholder tax liability arising from the Distribution is the sole responsibility of the shareholder. For a description of Chronimed's and MEDgenesis' obligations in connection with potential tax liability, see
Exhibits: Distribution and Spin-off Agreement.

BASIS OF PRESENTATION

         Prior to the distribution, the diagnostic products business operated simply as a division within Chronimed and not as a separate company or subsidiary. The financial statements reflect assets, liabilities, revenues and expenses that were directly related to the diagnostic products business plus an allocation of certain facilities expenses and general and administrative costs for senior management, information systems, accounting, investor relations, insurance, and legal and corporate services, which were incurred at a corporate level within Chronimed. These costs were allocated between the continuing Chronimed business and MEDgenesis based on revenues, personnel, occupied space, and estimates of usage or time spent to provide services, as deemed appropriate by Chronimed's management to equitably allocate the full cost of doing business to the respective entities. Allocations and estimates, as described in Note 4, are based on assumptions that Chronimed management believes are reasonable and present fairly the costs and expenses of the Company.


         Chronimed manages its cash and financing activities at the corporate level. As a result, cash and cash equivalents, corporate investments, debt and related interest income and expense were not allocated to the Company in the financial statements. The Company's financing requirements are represented by cash transactions with Chronimed and are reflected in the "Net Investment by Chronimed" account (See Note 7). Activity in the "Net Investment by Chronimed" account relates to net cash flows of the Company as well as changes in the assets and liabilities not allocated to the Company.

         The financial information included herein does not contain estimates of the additional costs that may be incurred as a result of operating as a stand-alone business or of the interest income resulting from the investment of cash generated by the business during the periods shown. As a result, the financial position, results of operations, and cash flows of the Company presented may not be fully indicative of what the financial position, results of operations, and cash flows would have been if the Company had operated on a stand-alone basis.

         As a stand-alone business following the spin-off, it is likely that MEDgenesis' cost for senior management, information systems, accounting, investor relations, insurance, and legal and corporate services will be higher than the amounts allocated from Chronimed during the historical period, noted above. For example, rather than share a portion of the larger company's senior management expenses, the new entity will incur the full cost of its own senior management team. Management estimates that these additional costs could be in the range of $800,000 to $1 million per year (unaudited), which would reduce pre-tax operating income by the same amount.

         Pursuant to the terms of the Distribution and Spin-off Agreement, MEDgenesis' opening balance sheet has no cash. The net working capital amount is to be fixed at the net working capital balance as of March 31, 2000. Other long term assets and liabilities include only those items directly attributable to the diagnostic products business. Shareholders' equity is computed as the difference between the assets and liabilities as defined above. This amount ($11.7 million as of March 31, 2000) effectively represents the cumulative amount of cash generated by the diagnostic products business since its inception.

         Management believes it likely that following the spin-off, it will be necessary for MEDgenesis to fund its working capital needs by drawing upon its bank line of credit from time to time, but that if future cash flows continue to be positive, investments in interest bearing accounts and securities will produce interest income. Consequently, the company will record both interest income and expense in future periods.

NATURE OF OPERATIONS
         The Company focuses on blood and urine medical diagnostic products and related accessories that it has either developed and manufactures, owns outright, or controls through exclusive license or distribution agreements. Designed for either institutional use (long-term care facilities, hospitals and clinical settings) or consumer use (in-home healthcare), these products are sold to a variety of customers, including distributors, institutions, independent agents, HMOs, durable medical equipment suppliers and secondary retail chain outlets.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FISCAL YEAR

         The Company has historically used a four-week, four-week, five-week (4-4-5) quarterly accounting cycle with the fiscal year ending on the Friday closest to June 30.

         The fiscal years referenced herein are as follows:

FISCAL YEAR                                    YEAR ENDED
-----------                                    ----------
1999                                           July 2, 1999 (52 weeks)
1998                                           July 3, 1998 (53 weeks)
1997                                           June 27, 1997 (52 weeks)

         MEDgenesis has elected to adopt a 4-4-5 quarterly accounting cycle with the fiscal year ending on the Friday closest to December 31. The Company's first fiscal year following the spin-off will be a stub period from the Distribution Date to December 29, 2000. The fiscal year 2001 will end on December 28, 2001.

INTERIM FINANCIAL DATA (UNAUDITED)
         The financial information presented as of March 31, 2000 and for each of the three and nine month periods ended March 31, 2000 and April 2, 1999 is unaudited. In the opinion of management, this financial information reflects all adjustments necessary for a fair presentation of the financial information for such periods. These adjustments consist of normal, recurring items. The results of operations for the nine months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the full year ending June 30, 2000.

USE OF ESTIMATES
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Those assumptions and estimates are subject to constant revisions, and actual results could differ from those estimates. Principal areas requiring use of estimates include: allocation of shared general and administrative costs between the Company and Chronimed, determination of allowances for uncollectible accounts receivable, sales returns and discounts, obsolete or excess inventories, and assessments of recoverability of certain long-lived assets.

REVENUE RECOGNITION
         Revenue is recognized upon shipment of products and when persuasive evidence of an arrangement exists, price to the buyer is fixed and determinable, and collectibility is reasonably assured.

RESEARCH AND DEVELOPMENT COSTS
         Research and development costs are charged to expense as incurred.

AVAILABLE FOR SALE SECURITIES
         In fiscal 1999, the Company invested $450,000 to acquire 300,000 shares of the common stock of Cell Robotics International, Inc. (CRII) as part of an exclusive distribution and accessory manufacturing agreement for the Lasette Laser Lancing Device. Available-for-sale securities as of July 2, 1999 and March 31, 2000 consist entirely of these CRII equity securities. During fiscal 2000, the Company amended the agreement to be a nonexclusive distributor and accessory manufacturer. Subsequently the Company decided to begin divesting itself of the CRII common stock and in the three month period ended March 31, 2000, realized a net gain of $474,000 on sales of 97,000 shares which has been recorded as other income. Management determines the appropriate classification of securities at the time of purchase and reevaluates such designation as of each balance sheet date. Securities are classified as "available-for- sale" as of July 2, 1999 and March 31, 2000. There were no investments outstanding as of July 3, 1998. The Company considers the net unrealized gain on this investment of $158,000 and $799,000 at July 2, 1999 and March 31, 2000, respectively, to be temporary and as such has recorded as other comprehensive income.

ACCOUNTS RECEIVABLE ALLOWANCE
         The Company determines an allowance based upon an analysis of the collectibility of specific accounts and the aging of the accounts receivable.

INVENTORIES
         Inventories consist of raw materials, work in process and goods held for resale, and are carried at the lower of cost or market determined under the average cost method.

         Inventories consist of the following:

                           JULY 2, 1999       JULY 3, 1998      MARCH 31, 2000
                           ------------       ------------      --------------
                                                                 (unaudited)
Raw materials              $ 1,942,000        $ 1,749,000        $ 1,155,000
Work in process                208,000            375,000            375,000
Goods held for resale        2,241,000          2,988,000          1,557,000
                           -----------        -----------        -----------
                           $ 4,391,000        $ 5,112,000        $ 3,087,000
                           ===========        ===========        ===========

PROPERTY AND EQUIPMENT

         Property and equipment is stated at cost. Depreciation on property and equipment is computed using the straight-line method. Depreciation occurs over estimated useful lives of one to seven years. Depreciation expense was $3,644,000, $1,336,000 and $1,465,000 in fiscal 1999, 1998 and 1997, respectively. Depreciation expense for the nine months ended March 31, 2000 was $2,789,000.

         Property and equipment consist of the following:


                                JULY 2, 1999          JULY 3, 1998         MARCH 31, 2000
                                ------------          ------------         --------------
                                                                            (unaudited)
Monitoring equipment            $ 7,477,000            $ 4,729,000          $ 8,638,000
Production equipment              3,476,000              3,269,000            4,214,000
Office equipment                    501,000                413,000              524,000
Leasehold improvements              246,000                235,000              457,000
Computer equipment                  404,000                311,000              454,000
                                -----------            -----------          -----------
                                $12,104,000            $ 8,957,000          $14,287,000
                                ===========            ===========          ===========

GOODWILL
         Goodwill is amortized on a straight-line basis over two to twenty years. The Company periodically evaluates its goodwill for impairment by comparison of the carrying value against anticipated business performance. Amortization expense was $250,000, $275,000 and $304,000 in fiscal 1999, 1998 and 1997, respectively. For the nine months ended March 31, 2000 amortization expense was $238,000. Accumulated amortization was $1,509,000, $1,271,000 and $1,021,000 as of the third quarter ended March 31, 2000 and fiscal year end 1999 and 1998, respectively.

IMPAIRMENT OF LONG-LIVED ASSETS
         The Company follows Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed of". SFAS No. 121 requires that long-lived assets be reviewed for impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable. The Company evaluates potential impairment by comparing the carrying amount of the assets with the estimated undiscounted cash flows associated with them. If an impairment exists, the Company measures the impairment utilizing discounted cash flows.

INCOME TAXES
         As an operating unit within Chronimed, the Company does not file separate tax returns but rather is included in the income tax returns filed by Chronimed. For purposes of the financial statements, the Company's allocated share of Chronimed's income tax provision has been prepared assuming MEDgenesis was a separate entity. Deferred tax assets and liabilities have been recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The balance for accrued current income taxes for MEDgenesis is included in the Net Investment by Chronimed equity account because Chronimed currently pays all taxes and receives all tax refunds on the Company's behalf. No material tax-related balances are due to or from Chronimed as of each balance sheet date presented.

         In connection with the distribution, MEDgenesis and Chronimed have entered a Distribution and Spin-off Agreement which contains an agreement regarding tax allocation. Under the terms of the Distribution Agreement, MEDgenesis will be responsible for all taxes and associated liabilities relating to the historical businesses of MEDgenesis, occurring on or after July 1, 2000. Tax liabilities existing prior to July 1, 2000 will be the responsibility of Chronimed, and tax liabilities arising on or after July 1, 2000 will be the responsibility of MEDgenesis. The Distribution Agreement also provides that any tax liabilities associated with the spin-off shall be assumed and paid by MEDgenesis subject to certain exceptions relating to changes in control of Chronimed. The Distribution Agreement further provides that in the event there is a tax liability associated with the historical operations of the Company that is offset by a tax benefit of Chronimed, Chronimed will apply the tax benefit against such tax liability and will be reimbursed for the value of such tax benefit when and as Chronimed would have been able to otherwise utilize that tax benefit for its own businesses.

         The Company's future effective tax rate will largely depend on its structure and tax strategies as a separate company.

PRO FORMA EARNINGS PER SHARE
Basic and diluted pro forma earnings per share have been calculated using pro forma basic and diluted weighted average shares outstanding for each of the periods presented. Pro forma basic weighted average shares have been calculated by adjusting Chronimed's historical basic weighted average shares outstanding to reflect the number of MEDgenesis shares that would have been outstanding at the time assuming the distribution of one share of MEDgenesis common stock for three shares of Chronimed common stock. Pro forma diluted weighted average shares for MEDgenesis reflect an estimate of the potential dilutive effect for common stock equivalents. Such estimate is calculated based on Chronimed's dilutive effect of stock options divided by three to reflect the distribution ratio.

RECENT ACCOUNTING REQUIREMENTS
         In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS
133). FAS 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. FAS 133, as recently amended, is effective for fiscal years beginning after June 15, 2000. The Company believes the adoption of FAS 133 will not have a material effect on the Company's financial position or results of operations.

         In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101. "Revenue Recognition in Financial Statements" (SAB
101). SAB 101 provides guidance on the recognition, presentation, and disclosure of revenue in financial statements of all public registrants. The Company has adopted SAB 101 and its implementation has not had a material adverse impact on its existing revenue recognition policies or its reported results of operations.

3.       ACQUISITIONS

         In March 1998, the Company acquired the assets of DiaScreen Corporation, a medical diagnostic products company, for $1.9 million in cash. The excess purchase price over book value of the net assets acquired was $400,000, of which $230,000 was allocated to property and equipment and is being depreciated over five years, and $170,000 was allocated to goodwill and is being amortized on a straight-line basis over seven years. The purchase agreement provides for additional payments up to a maximum of $3.2 million if certain product revenue levels are met or exceeded. No additional payments have been made as of July 2, 1999. The Company has accrued $386,000 of anticipated payments due at July 2, 1999. The payments accrued since the acquisition date have been capitalized as goodwill as reflected in "Goodwill, net" on the Balance Sheets and are being amortized through March 2005. The acquisition was accounted for as a purchase and accordingly, operating results of this business subsequent to the date of the acquisition were included in the Company's financial statements.

         The following is a summary of pro forma operating results as if the DiaScreen Corporation acquisition had taken place at the beginning of fiscal 1997:


                                          (Unaudited)
                              1998                          1997
                              ----                          ----

Total revenues             $26,065,000                   $30,562,000
Net income                   5,258,000                     4,608,000

         The pro forma information is provided for informational purposes only. It is based on historical information and does not purport to be indicative of the results that would have occurred had the acquisition been made at the beginning of fiscal 1997 as described above, or of future results, as significant changes to its operations, products and cost and expense structures have taken place since acquisition.

4.       CORPORATE ALLOCATIONS

         The Company's income statements include all costs of doing business, including allocated costs incurred by Chronimed on its behalf. Certain general and administrative costs incurred by Chronimed for senior management, information systems, finance, legal and corporate services were historically allocated monthly to the diagnostic products business. Corporate general and administrative expenses were allocated based upon revenues, personnel, space, and estimates of usage or time spent to provide services. Allocated general and administrative expenses were $2,000,000, $1,600,000 and $1,700,000 in fiscal 1999, 1998 and 1997, respectively. Allocated general and administrative expenses for the first nine months ended March 31, 2000 were $1,500,000 and $1,400,000 for the nine months ended April 2, 1999.

5.       OPERATING LEASES AND RENT EXPENSE

         The Company leases its manufacturing and distribution facilities under separate operating lease agreements and does not share the related space with other Chronimed businesses. The Company does share space with Chronimed for general office use and has been allocated rent expense consistent with the market rate provided in the Chronimed lease. The remaining lease terms of the manufacturing and distribution facilities range from two to four years as of July 2, 1999.

         Future minimum lease payments, including current real estate taxes and operating expenses, under the separate operating leases for the specific manufacturing and distribution space with lease terms in excess of one year at July 2, 1999, are approximately as follows:

              2000                                      $326,000
              2001                                       329,000
              2002                                       238,000
              2003                                        30,000
                                                        --------
                                                        $923,000
                                                        ========

Total rent expense was $382,000, $245,000 and $162,000 during fiscal 1999, 1998 and 1997, respectively, and $337,000 for the nine months ended March 31, 2000 including the rent expense allocation for the shared general office space.

6.       INCOME TAXES

         The components of the provision for income taxes are as follows:

                                                          1999                     1998                    1997
                                                          ----                     ----                    ----
Current                                             $2,091,000               $3,521,000              $3,243,000
Deferred                                               121,000                   22,000                (82,000)
                                                    ----------               ----------              ----------
                                                    $2,212,000               $3,553,000              $3,161,000
                                                    ==========               ==========              ==========

         The Company's income tax expense differs from the applicable federal rate of 34%. The reconciliation of differences is:

                                                          1999                     1998                    1997
                                                          ----                     ----                    ----
Federal statutory rate                              $1,925,000               $3,137,000              $2,782,000
State taxes, net of federal benefit                    210,000                  341,000                 303,000
Goodwill amortization                                   77,000                   75,000                  76,000
                                                    ----------               ----------              ----------
                                                    $2,212,000               $3,553,000              $3,161,000
                                                    ==========               ==========              ==========

         Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:


                                                     1999               1998
                                                     ----               ----
Deferred tax assets:
Allowance for doubtful accounts                   $29,000            $30,000
Inventory reserve                                  14,000             14,000
Accrued vacation                                   46,000             47,000
Goodwill amortization                               6,000              1,000
Other                                              56,000             36,000
                                                   ------             ------
                                                  151,000            127,000
Deferred tax liabilities:
Depreciation                                     (89,000)          (159,000)
Prepaid assets                                   (67,000)            (4,000)
Royalties                                       (150,000)                 -
                                                ---------
                                                (306,000)          (162,000)
                                                ---------          ---------
Net deferred tax liabilities                   ($155,000)          ($35,000)
                                               ==========          =========

7.       EQUITY


         Prior to the distribution, the diagnostic products business operated within Chronimed and not as a separate company or subsidiary. Chronimed manages its cash and financing activities at the corporate level. The Company's financing requirements are represented by cash transactions with Chronimed and are reflected in the "Net Investment by Chronimed" equity account. The equity account for MEDgenesis represents the accumulated net income of MEDgenesis adjusted by the net cash provided to or received from Chronimed. Changes in equity during each of the years and nine months ended March 31, 2000 were as follows:

                                                                       NET         CUMULATIVE
                                                                INVESTMENT        COMPREHENSIVE                           TOTAL
                                                              BY CHRONIMED           INCOME                              EQUITY
                                                              ------------           ------                              ------
Balance at June 28, 1996                                        $7,120,000              $                            $7,120,000
   Net amount paid to Chronimed                                (5,838,000)                                          (5,838,000)
   Net income                                                    5,022,000                                            5,022,000
                                                                 ---------                                            ---------

Balance at June 27, 1997                                         6,304,000                                            6,304,000
   Net amount received from Chronimed                              294,000                                              294,000
   Net income                                                    5,671,000                                            5,671,000
                                                                 ---------                                            ---------

Balance at July 3, 1998                                         12,269,000                                           12,269,000
   Net amount paid to Chronimed                                (4,262,000)                                          (4,262,000)
   Net income                                                    3,459,000                                            3,459,000
   Unrealized gain on available-for-sale                                             158,000                            158,000
                                                                                                                        -------
securities
      Subtotal - -Comprehensive Income                                                                                3,617,000
                                                                                                                      ---------

Balance at July 23, 1999                                        11,466,000           158,000                         11,624,000
   Net amount paid to Chronimed                                (2,240,000)                                          (2,240,000)
   Net income                                                    1,718,000                                            1,718,000
   Unrealized gain on available-for-sale                                             641,000                            641,000
                                                                                                                        -------
securities
      Subtotal - - Comprehensive Income                                                                               2,359,000
                                                                                                                      ---------

Balance at March 31, 2000                                      $10,944,000          $799,000                        $11,743,000
                                                               ===========          ========                        ===========

8.       SIGNIFICANT CONCENTRATIONS

         The Company manufactures the Supreme and Select blood glucose reagent strips and distributes them through its direct sales force. These two products accounted for 63%, 68% and 45% of the total revenue of the Company in fiscal years 1999, 1998 and 1997, respectively, and 53% for the nine months ended March 31, 2000.

9.       EMPLOYEE BENEFIT PLANS

         The Company participated with Chronimed in a qualified 401(k) Employee Savings Plan covering substantially all employees. Company contributions are required. The cost of this plan, including matching contributions, was included in corporate general and administrative costs allocated to the Company (see Note
4).

10.      STOCK BASED COMPENSATION

STOCK OPTION PLANS


         Employees, as well as directors of Chronimed, hold various options to purchase shares of Chronimed. The employees of Chronimed's diagnostic products division were effectively terminated by Chronimed and hired by MEDgenesis on July 1, 2000. Under the terms of Chronimed's stock option plans, these employees' Chronimed stock options will terminate 90 days following the dividend distribution of MEDgenesis stock. By agreement with the Chronimed Board of Directors, CEO Maurice Taylor's Chronimed stock options will terminate on June 30, 2001. It is anticipated MEDgenesis may grant options in its stock that represent substantially equivalent value and terms to each new employee who held Chronimed options at the time of spin-off. MEDgenesis has provided for up to 600,000 shares in its option plans to cover the above-described option grants. The Company cannot currently determine the exact number of shares of its common stock that will be subject to these substitute awards after the Distribution.

STOCK PURCHASE PLAN

         The Company maintains an employee stock purchase plan which allows employees, through payroll deductions, to purchase Company stock at a price equal to 85% of the lower of the market price on the first day or last day of the offering period. Offering periods are established by the Board of Directors and historically Chronimed has offered two six-month periods per year.

RESTRICTED STOCK COMPENSATION PLAN

         The Company has adopted a restricted stock compensation plan intended to create incentive compensation for key employees. Shares may be issued to recipients at prices determined by a committee of outside directors. Prior to full vesting, a recipient may vote shares and exercise other rights, but may not transfer the shares. Shares may vest upon achievement of performance goals but, assuming continued employment, must fully vest within a defined period of time. Terms of issuance are subject to the discretion of the Committee.

11.      RELATED PARTY TRANSACTIONS

DISTRIBUTION AND SPIN-OFF AGREEMENT
         The Company and Chronimed have entered into a Distribution and Spin-off Agreement which dictates the terms and conditions by which Chronimed will transfer the assets and liabilities of its diagnostic products division to the Company and distribute all of the outstanding shares of the Company to Chronimed shareholders. The Distribution Agreement establishes all of the steps to be taken by the Company and Chronimed, jointly and individually, to effectuate the spin-off. It contains numerous covenants and indemnifications, including agreements allocating all actual and potential tax liabilities.

TRANSITION SERVICES AGREEMENT

         The Company has entered into a transition services agreement with Chronimed for a period of up to six months from the Distribution date. Under the agreement, Chronimed will provide certain services requested by the Company. The fee for these services will be basedon rates similar to those being allocated to the Company prior to the spin-off. The transition services to be provided under this agreement include accounting, legal, and information systems.


PRODUCT DISTRIBUTION AGREEMENT

         The Company has entered into a product distribution agreement with Chronimed pursuant to which the Company will agree to provide certain diabetes supply products at a negotiated price. The distribution agreement with Chronimed is similar to other pricing agreements with other customers and contains standard terms and conditions. The agreement does not obligate Chronimed to minimum purchase volumes. Based on historical performance, the dollar volume from this agreement will provide less than two percent of the Company's revenue.

OFFICER LOAN - SUBSEQUENT EVENT (UNAUDITED)
         In July, 2000, subsequent to the Company's March 31, 2000 interim financial statements, included herein, the Company loaned to Chairman and CEO Maurice Taylor $674,900 in retirement of a personal loan Mr. Taylor had with US Bank and which had been guaranteed by Chronimed. Mr. Taylor has given the Company a promissory note payable on December 31, 2001, with interest accruing at the US Bank reference rate plus 1/2%. Payments of accrued interest and $25,000 in principal are due quarterly. Mr. Taylor has given the Company a mortgage on his residence and a salary pledge agreement to secure repayment.

DIASCREEN ROYALTIES
         Pursuant to a January 13, 1998 Asset Purchase Agreement, the Company is obligated to pay DiaScreen Corporation royalties on the Company's sales of urine diagnostic test strips. As of July 2, 1999, the Company had accrued $386,000 as anticipated royalty payments. MEDgenesis director Leo Furcht owns in excess of 23% of the stock of DiaScreen Corporation.

12.      BUSINESS SEGMENT INFORMATION

         Prior to the intended spin-off, Chronimed Inc. disclosed three business segments: Diagnostic Products, Specialty Pharmacy Services and Disease Management. As a result of the spin-off, MEDgenesis will receive virtually all of the assets and liabilities of the Diagnostic Products segment from Chronimed. At the time of the proposed spin-off, MEDgenesis intends to report one business segment, which is the medical diagnostic products business.

13.      LEGAL PROCEEDINGS

         MEDgenesis has assumed Chronimed's rights and liabilities in a lawsuit Chronimed Inc. v. Bayer Corporation. Chronimed sued Bayer seeking judgment that specific technology which Chronimed uses in its urine diagnostic strips is not in violation of Bayer patents. Bayer counterclaimed alleging infringement of its patents and also pleads unspecified actual and statutory treble damages. Chronimed and MEDgenesis are confident in the merits of the case, and continue to vigorously pursue Chronimed's rights. An adverse ruling could include an injunction against the future sale of urine test strips containing leukocyte or specific gravity tests, as well as a requirement of monetary compensation to Bayer for specified damages. The lawsuit was commenced in March 1999, and is currently in the pre-trial discovery phase. A mid-2001 trial date is expected. Management does not believe that the Company has a material, estimable, and probable liability regarding the Bayer lawsuit and therefore has not recorded such liability in its financial statements.

         On June 30, 2000, Hypoguard Ltd. commenced a CPR Part 8 action against Chronimed in Commercial Court, Queens Bench Division, London (2000 Claim No.
737). This action is related to the February, 1993, Patent and Know-How License Agreement between Hypoguard and Chronimed by which Chronimed licenses the rights to manufacture, distribute and sell Supreme blood glucose system test strips. The action is injunctive in nature and seeks to prohibit assignment of the Hypoguard license from Chronimed to MEDgenesis without the consent of Hypoguard. Chronimed and MEDgenesis believe the lawsuit is without merit and both are in dialogue with Hypoguard to resolve the matter and procure a consent to the assignment.



14.      QUARTERLY FINANCIAL DATA

     The following tabulation sets forth unaudited quarterly financial data for the nine months ended March 31, 2000 and fiscal years 1999 and 1998:


                                      Q1           Q2            Q3             Q4          TOTAL
                                  ------------ ------------ -------------   ------------ -------------
                                                  (in thousands, except per share data)
2000
   Revenues                            $8,072       $8,825        $8,083         -            $24,980
   Gross profit                         3,138        3,668         3,136         -              9,942
   Operating expenses                   2,424        2,607         2,569         -              7,600
   Operating income                       714        1,061           567         -              2,342
   Net income                             436          647           635 (a)     -              1,718
   Pro forma earnings per share
      Basic (b)                          0.11         0.16          0.16         -               0.43
      Diluted (b)                        0.11         0.16          0.16         -               0.43

1999
   Revenues                            $7,426       $7,659        $7,638         $7,066       $29,789
   Gross profit                         3,943        3,932         3,351          2,708        13,934
   Operating expenses                   1,873        2,013         2,231          2,146         8,263
   Operating income                     2,070        1,919         1,120            562         5,671
   Net income                           1,263        1,171           683            342         3,459

1998
   Revenues                            $5,852       $5,849        $6,347         $6,993       $25,041
   Gross profit                         3,367        4,126         3,967          4,236        15,696
   Operating expenses                   1,554        1,529         1,625          1,764         6,472
   Operating income                     1,813        2,597         2,342          2,472         9,224
   Net income                           1,115        1,597         1,440          1,519         5,671

(a) The third quarter includes favorable impact of gain on sale of securities --- after tax $289, and proforma EPS of $.07.


(b) Basic and diluted pro forma earnings per share have been calculated using pro forma basic and diluted weighted average shares outstanding for each of the periods presented. Pro forma basic weighted average shares have been calculated by adjusting Chronimed's historical basic weighted average shares outstanding for the applicable period to reflect the number of MEDgenesis shares that would have been outstanding at the time assuming the distribution of one share of MEDgenesis common stock for three shares of Chronimed common stock. Pro forma diluted weighted average shares reflect an estimate of the potential dilutive effect for common stock equivalents. This estimate is calculated based on Chronimed's dilutive effect of stock options divided by three to reflect the distribution ratio.

                                                                     SCHEDULE II


                                 MEDGENESIS INC.

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                                                                   ADDITIONS
                                             --------------  ----------------------
                                              BALANCE AT     CHARGED TO  CHARGED TO
                                             BEGINNING OF     COSTS AND    OTHER                     BALANCE AT
                                                PERIOD        EXPENSES    ACCOUNTS   DEDUCTIONS(1)  END OF PERIOD
                                             --------------  ------------ ----------------------------------------
DESCRIPTION
Nine months ended March 31, 2000:
   Reserves and allowances deducted
     from asset accounts:
        Allowance for doubtful accounts           $ 75,000      $220,000     $ ---        $ 68,000      $ 227,000
                                             ==============  ============ ========= =============== ==============

Year ended July 2, 1999:
   Reserves and allowances deducted
     from asset accounts:
        Allowance for doubtful accounts           $ 77,000      $ 22,000     $ ---        $ 24,000       $ 75,000
                                             ==============  ============ ========= =============== ==============

Year ended July 3, 1998:
   Reserves and allowances deducted
     from asset accounts:
        Allowance for doubtful accounts           $ 71,000      $ 29,000     $ ---        $ 23,000       $ 77,000
                                             ==============  ============ ========= =============== ==============

Year ended June 27, 1997:
   Reserves and allowances deducted
     from asset accounts:
        Allowance for doubtful accounts           $ 10,000      $ 98,000     $ ---        $ 37,000       $ 71,000
                                             ==============  ============ ========= =============== ==============

-----------------------------------
(1) Uncollectible accounts written off, net of recoveries.




Required exhibits are referenced as follows:

              EXHIBIT INDEX


2.1      Distribution and Spin-Off Agreement, as amended

3.1      Articles of Incorporation, as amended

3.2      Bylaws, as amended


4.1 Shareholder Rights Plan Agreement (incorporated by reference, Form 10 filed 5/5/00)


10.1     US Bank Credit Agreement

10.2 Transition Services Agreement (incorporated by reference, Form 10 filed 5/5/00)

10.3 Purchase and Price Agreement, Home Service Medical (incorporated by reference, Form 10 filed 5/5/00)

10.4     2000 Stock Option Plan (incorporated by reference, Form 10 filed
         5/5/00)

10.5 2000 Employee Stock Purchase Plan (incorporated by reference, Form 10 filed 5/5/00)

10.6     2000 Long Term Incentive Plan


10.7 Maurice R. Taylor Employment Agreement (incorporated by reference, Form 10 filed 5/5/00)


10.8     Taylor Promissory Note, Mortgage, Pledge Agreement

10.9.1 Lease, Bury Drive Facility (incorporated by reference, Form 10 filed 5/5/00)

10.9.2 Lease, West 76th Street Facility (incorporated by reference, Form 10 filed 5/5/00)

10.9.3 Supplier Agreement, Haemolance(R) (incorporated by reference, Form 10 filed 5/5/00)

10.9.4 License Agreement, Supreme(R) and Select(R) test strips (incorporated by reference, Form 10 filed 5/5/00)

10.9.5   Deleted

10.9.6 Supplier Agreement, Assure(R) meter (incorporated by reference, Form 10 filed 5/5/00)

10.9.7 Supplier Agreement, Supreme(R) and Select(R)meters (incorporated by reference, Form 10 filed 5/5/00)

10.9.8   Purchase and Price Agreement, Customers

10.9.9   Sublicense Agreement, Supreme(R) and Select(R)test strips


23.1     Consent of Ernst & Young LLP (as updated, 7/27/00)

27.1     Financial Data Schedule (incorporated by reference, Form 10 filed
         5/5/00)

SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        MEDgenesis Inc.


                                        By:      /s/Maurice R. Taylor, II
                                                 ------------------------
                                                 Chairman of the Board and
                                                 Chief Executive Officer


                                        Date:    _________, 2000






































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